AMENDMENT

(h)(2)(A)(ii)

(DATED NOVEMBER 21, 2022)

TO

TRANSFER AGENCY SERVICES AGREEMENTS

This Amendment To Transfer Agency Services Agreements ("Amendment"), dated as of November 21, 2022 ("Effective Date"), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. ("BNYM") and each investment company indicated on the signature page to this Amendment ("Investment Company"), on its own behalf and, to the extent an investment company has one or more Portfolios, on behalf of each such Portfolio, and by and between BNYM and Corporate Leaders Trust, a unit investment trust ("CLT"). "Portfolio" is hereby defined to mean a portfolio, series, tier or other subdivision of an investment company.

Background

BNYM and certain of the Investment Companies are party to a Transfer Agency Services Agreement, dated February 25, 2009, which is referred to by the parties as the "Unified Agreement". BNYM and certain of the Investment Companies are party to a Transfer Agency Services Agreement, dated February 25, 2009, which is referred to by the parties as the "Aetna Agreement". BNYM and CLT are party to a Transfer Agency Services Agreement, dated February 25, 2009, which is referred to by the parties as the "CLT Agreement". The "Unified Agreement", the "Aetna Agreement" and the "CLT Agreement", as each may have been amended to date, are collectively referred to herein in the singular number as a "Current Agreement" and in the plural number as the "Current Agreements"). Each party to this Amendment intends that its respective Current Agreement be amended as set forth in this Amendment.

Terms

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

I.Modifications to Current Agreements. The Current Agreement is hereby amended as of the Effective Date as follows:

1.Section 2(a)(xvii) is deleted and replaced in its entirety with the following:

(xvii)Cancel certificates (when requested in writing by the shareholder);

2.Section 2(j) is deleted and replaced in its entirety with the following:

(j)Lost or Stolen Certificates. BNYM shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. In the records of the Fund, BNYM shall cancel the lost or stolen certificate and record the Shares represented by such certificate to be uncertificated book entry Shares.

3.Section 2(m) is deleted and replaced in its entirety with the following:

(m)Lost Shareholders.

(A)BNYM shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the "Rule 17Ad-17"), including but not limited to the following:

(i)execution of required database searches for "lost securityholders", as that term is defined in Rule 17Ad-17;

(ii)sending the required written notification to each "unresponsive payee", as that term is defined in Rule 17Ad-17;

(iii)maintain records to demonstrate compliance with the requirements of Rule 17Ad-17, including written procedures that describe BNYM's methodology for complying with Rule 17Ad-17 and records of the results of the database searches for lost securityholders; and

(iv)retain the records required by Rule 17Ad-17 in accordance with applicable SEC regulations.

(B)For purposes of clarification: Section 2(m)(A) does not obligate BNYM to perform the services described therein for broker-controlled accounts, omnibus accounts and similar accounts with respect to which BNYM does not receive or maintain information which would permit it to determine whether the account owner is a lost securityholder or an unresponsive payee.

(C)Upon the Fund's reasonable written request and following written agreement between the Fund and BNYM regarding responsibility for expenses relating to the request, BNYM agrees to assist the Fund: (i) in complying with any document or information requests that the Fund receives from the SEC related to the services performed by BNYM pursuant to this Section 2(m) by furnishing to the Fund copies of the Fund's standard files and reports in the BNYM System (as defined herein) and copies of documents already existing by virtue of other services performed by BNYM pursuant to this Agreement and (ii) in providing the Fund and the SEC, jointly, with access to knowledgeable personnel of BNYM, with the participation of counsel if so elected by BNYM, to answer questions of the SEC regarding the services performed by BNYM pursuant to this Section 2(m).

4.Section 2(n) is deleted and replaced in its entirety with the following:

(n)Tax Advantaged Accounts.

(i)Certain definitions:

(A)"Eligible Assets" means shares of the Fund and such other assets as the Fund and BNYM may mutually agree.

(B)"Participant" means a beneficial owner of a Custodied Account.

(C)"Custodied Account" means a Tax Advantaged Account with respect to which the Custodian serves as the custodian.

(D)"Tax Advantaged Account" means:

(1)any of the following accounts:

(a)a Traditional, SEP, Roth, or SIMPLE individual retirement account within the meaning of Section 408 of the Code ("IRA Accounts"),

(b)a Coverdell educational savings account within the meaning of Section 530 of the Code (collectively, "CESA Accounts");

(c)403(b)(7) custodial accounts ("403B Accounts"); and

(d)Money purchase and profit sharing plan accounts ("Plan Accounts");

(2)which is facilitated or sponsored by the Fund (or Affiliates of the Fund's investment advisor or management company and approved by the Fund) and with respect to which the contributions of Participants are or were used to purchase or invest solely in Eligible Assets.

(ii)In addition to appropriate services provided to a Custodied Account and Participants in accordance with other provisions of Section 2(a), BNYM shall provide the following administrative services to the extent the particular administrative service is appropriate under the Code, subject to applicable terms and conditions of the Code, this Agreement, Written Procedures, Account Documentation and the Fund's Prospectus:

(A)For IRA Accounts and CESA Accounts only: Upon receipt of a properly completed application for a Custodied Account, establish a Custodied Account in the Fund and maintain the Custodied Account thereafter in accordance with this Agreement;

(B)For IRA Accounts and CESA Accounts only: Process instructions received in good order regarding contributions, including using contribution payments actually received to purchase appropriate Eligible Assets, and keep appropriate records of contributions for tax reporting purposes;

(C)Effect instructions for distributions received in good order and establish and maintain a record of the types and reasons for distributions (e.g., attainment of age 59-1/2, disability, death, and, for IRA Accounts and CESA Accounts only, return of excess contributions);

(D)For IRA Accounts, CESA Accounts and 403B Accounts only: Send blank designation of beneficiary forms to Participants and process designation of beneficiary forms completed and received from Participants in good order;

(E)Process instructions received in good order for exchanges of Shares, rollovers, direct rollovers, conversions, transfers of assets (or the proceeds of liquidated assets) to a successor custodian or successor trustee, and, for IRA Accounts and CESA Accounts only, recharacterizations and return of excess contributions;

(F)For IRA Accounts, CESA Accounts and 403B Accounts only: Upon receipt in good order of a notification of the death of a Participant, process transfers and distributions in accordance with instructions received in good order;

(G)Prepare any annual reports or returns required to be prepared and/or filed by a custodian of Tax Advantaged Accounts, including, but not limited to, an annual fair market value report,

Form 1099R and, for IRA Accounts and CESA Accounts only, Form 5498; and file same with the Internal Revenue Service and provide same to the Participant or Participant's beneficiary, as applicable;

(H)For IRA Accounts, CESA Accounts and 403B Accounts only: Perform applicable federal withholding and send to the Participant or Participant's beneficiary, as applicable, an annual TEFRA notice regarding required federal tax withholding;

(I)For IRA Accounts and CESA Accounts only: Upon the receipt after the Service Effective Date of a request to open a Custodied Account, BNYM shall provide appropriate Account Documentation (as defined below) to open the Custodied Account and thereafter as necessary to maintain the Custodied Account in compliance with the Code; and

(J)For IRA Accounts, CESA Accounts and 403B Accounts only: BNYM shall maintain the Account Documentation in compliance with applicable provisions of the Code.

(iii)BNYM shall arrange for BNYM Trust, BNY Mellon Bank or other qualified institution (which may be an Affiliate of BNYM) to serve as custodian for the Tax Advantaged Accounts. The institution serving as custodian pursuant to the foregoing authorization is referred to herein as the "Custodian". In consideration for such service and the services of the Custodian, the Fund agrees as follows:

(A)The Fund will provide at least thirty (30) days' advance written notice to Participants in connection with a Fund liquidation or any other event or circumstance or act or course of conduct involving the Fund or assets held in a Custodied Account that would result in an involuntary liquidation of any asset held in a Custodied Account or would otherwise materially affect the Custodied Account, its operation, the rights or obligations of a Participant, any asset in a Custodied Account or the terms or provisions of a Custodied Account ("Material Event"), regardless of whether the Material Event was or was not described in an amendment to the Fund's Prospectus or statement of additional information, and reimburse BNYM and the Custodian for all reasonable costs, including costs of legal counsel, incurred in determining, in consideration of the Material Event, an appropriate course of conduct under the law, including the Code, and under agreements with Participants and in implementing the course of conduct determined to be appropriate. The Fund shall, in addition, provide at least sixty (60) days' advance written notice of the Material Event to BNYM, or if such notice is impractical due to circumstances beyond the Fund's control, advance written notice that in time and detail permits BNYM a reasonable opportunity to review the circumstances of the Material Event, consult with legal counsel, and prepare, print and mail materials it determines in view of its duties as Custodian under the Code and Account Documentation to be appropriate to give Participants not less than 30 days advance notice of any consequences of the Material Event on the Custodied Accounts, but in no event shall such advance written notice be given to BNYM less than 45 days in advance.

(B)The Fund, at its cost and expense, at the request of BNYM or the Custodian and in accordance with all applicable provisions of the Code, will:

(1)appoint and provide for a qualified successor custodian for all Custodied Accounts in the event this Agreement expires or is terminated or if any other event or circumstance occurs which constitutes commercially reasonable cause for the Custodian to resign as custodian of the Custodied Accounts or seek appointment of a successor custodian,

(2)provide for any interim custodial or transfer arrangements made appropriate by any of the circumstances governed by clause (1),

(3)cause all Custodied Accounts and all assets in the Custodied Accounts to transfer to such successor or interim custodians; and

(4)notify appropriate parties of custodial resignations and appointments.

(C)At its cost and expense, the Fund will provide to persons applying to become a Participant or a Related Party, all BNYM Account Documentation that BNYM or the Custodian has most recently designated as the current version of the BNYM Account Documentation, including without limitation all privacy notices of BNYM and the Custodian, obtain the signature of all such persons on the appropriate BNYM Account Documentation, and, to the extent requested by BNYM, furnish a copy of the executed BNYM Account Documentation to BNYM. The performance by BNYM and the Custodian of the respective obligations set forth in this Section 2(n) subsequent to the Transfer Date shall be contingent upon the Fund's compliance with this Section 2(n)(iii)(C) and the Fund shall upon the reasonable request of BNYM certify to its compliance with this Section 2(n)(iii)(C) or otherwise verify or provide verification of its compliance with this Section 2(n)(iii)(C). Upon notice to the Fund, BNYM shall not be obligated to convert to the BNYM System, or provide a Custodian for, any Tax-Advantaged Accounts of the Fund which BNYM reasonably determines are not bound by BNYM Account Documentation or by account documentation substantially similar in all material respects with the BNYM Account Documentation.

(D)Subsequent to the Transfer Date, in the event of changes to the BNYM Account Documentation or other need to communicate in writing with Participants or Related Parties: (aa) the Custodian may directly furnish new or revised BNYM Account Documentation and any other written notifications, materials and communications which it reasonably determines to be appropriate to its role as custodian ("Related Custodian Materials") to Participants and Related Parties at the Fund's cost and expense, payable upon being invoiced for same, or (bb) in lieu of the distribution method provided for in clause (aa) with respect to particular BNYM Account Documentation or Related Custodian Materials, the Fund will, at its cost and expense, upon the reasonable request of BNYM or the Custodian include such items in a Fund mailing of Fund materials.

(iv)In consideration for BNYM or the Custodian furnishing any one or more of the services provided for in this Section 2(n), the Fund shall pay to BNYM the related Fees and Reimbursable Expenses as set forth in the Fee Agreement. The Fund may direct BNYM to collect such Fees and Reimbursable Expenses from the assets in relevant Tax Advantaged Accounts upon appropriate disclosure to Participants, but shall remain responsible for such Fees and Reimbursable Expenses to the extent it does not so direct BNYM or such amounts are not collectable from the Tax Advantaged Accounts.

5.A new Section 2(s), which reads in its entirety as follows, is added:

(s)Unclaimed Property Services.

(A)Subject to the further provisions of this Section 2(s) and to Sections 8(a) and 26(b), BNYM shall implement procedures on behalf of the Fund that are reasonably designed for the Fund to comply on a substantial basis with the unclaimed property laws and regulations of the States and Territories of the United States (as defined below) ("Unclaimed Property Laws") with respect to Eligible Property (as defined below). In connection with its performance of the foregoing services ("Unclaimed Property Services"), BNYM shall be entitled to implement procedures consistent with practices adopted by mutual funds and other mutual fund service providers, procedures it determines represent reasonable risk based on the reasoned analysis of counsel, procedures based on communications with the agencies enforcing and administering the Unclaimed Property Laws, the administrative practices of such agencies and interpretations of the Unclaimed Property Laws by such agencies and BNYM shall not be liable for reasonable conduct undertaken in accordance with any of the foregoing. For purposes of the foregoing:

(i)"States and Territories of the United States" means the states of the United States of America, the District of Columbia, Guam, Puerto Rico, U.S. Virgin Islands and any territory or commonwealth of the United States of America with a formal local government substantially equivalent to a state government which subsequent to the Effective Date adopts a statute substantially similar to the Uniform Unclaimed Property Act of 1995 (or its then current successor).

(ii)"Eligible Property" means property beneficially owned by a person or entity other than the Fund and held in a bank account maintained by BNYM for or on behalf of the Fund, or property held in a Fund shareholder account, which is (x) subject to reporting or escheat under an Unclaimed Property Law, (y) of a nature or type or classification reasonably related to the services performed by BNYM under this Agreement (such as cash amounts representing non-negotiated dividend checks and shares in abandoned shareholder accounts), and (z) under the control of BNYM.

(B)BNYM shall have no liability for any Loss arising (i) with respect to Eligible Property deemed abandoned or unclaimed under an Unclaimed Property Law before the UPS Commencement Date (as defined immediately below) but which was not reported or delivered to the applicable jurisdiction as required by an Unclaimed Property Law; (ii) from any inaccuracy in, or from the absence of any data or information from, any records of the Fund relating to any period prior to the UPS Commencement Date that adversely impacts BNYM's ability to perform the Unclaimed Property Services or BNYM's ability to comply with an Unclaimed Property Law on behalf of the Fund, including without limitation absences due to the failure to record the occurrence or non-occurrence of events relevant to an Unclaimed Property Law; (iii) from any other failure of any party to comply with an Unclaimed Property Law or to perform a service required for accurate, timely and complete future compliance with an Unclaimed Property Law, other than a failure by BNYM to perform in accordance with this Section 2(s) (collectively, "Compliance Failures"). At its election, BNYM may in good faith seek to respond to Compliance Failures of which it becomes aware or respond to a Compliance Failure only upon the request of the Fund and in accordance with a written agreement reached with the Fund regarding the response, but BNYM shall have no liability for any course of conduct undertaken in good faith in accordance with the foregoing. The Fund alone shall be exclusively liable for and shall directly pay any fines, penalties, interest or other monetary liability, payment obligations or remediation requirements that arise due to a Compliance Failure. Notwithstanding any other provision of the Agreement, the Fund shall indemnify BNYM for all Loss BNYM suffers or incurs as a result of or in connection with any Compliance Failure, including without limitation all Loss suffered or incurred as a result of seeking in good faith to respond to the Compliance Failure. In addition to any fees and reimbursement of expenses that BNYM may be entitled to under Section 2(s), in the event BNYM performs any services in connection with Compliance Failures BNYM shall be entitled to be paid fees for such services at the rate set forth in the Fee Agreement, or if no applicable fee is set forth therein, at commercially reasonable rates, and to a reimbursement of all reasonable expenses incurred in connection with such services, and the Fund shall pay BNYM such fees and reimburse BNYM for such expenses upon being invoiced. "UPS Commencement Date" means the date the Fund was converted to the BNYM System or, if applicable, the date that individual accounts within the Fund were converted to the BNYM System, or, if later than either of the foregoing, the date BNYM commenced providing Unclaimed Property Services to the Fund or, if applicable, to an individual account within the Fund.

(C)(i) The Fund shall be the "holder" under all Unclaimed Property Laws, as that term or its equivalent is used and defined in the Unclaimed Property Laws, and BNYM acts solely as agent of the Fund in performing the Unclaimed Property Services.

(ii)The Fund hereby authorizes BNYM to sign reports, to sign letters, to communicate with government representatives, current and former shareholders and other appropriate third parties and otherwise to act in all manners on behalf of and in the name of the Fund and to utilize all tax identification numbers or other appropriate identifying numbers or data of a Fund ("Identification Data") in the scope and manner BNYM reasonably determines to be appropriate to perform the Unclaimed Property Services, including for clarification utilizing the Identification Data associated with each specific portfolio of the Fund (including each class, series, tier or other subdivision of a portfolio, if any) for reporting purposes if such is determined to be appropriate based on an Unclaimed Property Law.

(iii)In signing the abandoned property reports and other written instruments and communications appropriate to compliance with the Unclaimed Property Laws ("Unclaimed Property Documentation") pursuant to the authorization granted by subsection (ii) above, BNYM does so as an agent of the Fund as holder under the Unclaimed Property Laws. In the event any law, regulation, rule, regulatory order or legal process requires the Fund to sign the Unclaimed Property Documentation or prohibits BNYM from signing the Unclaimed Property Documentation as agent, or The Bank of New York Mellon Corporation adopts a formal policy applicable to all unclaimed property clients of BNYM prohibiting BNYM from signing the Unclaimed Property Documentation as agent, the Fund shall thereafter be responsible for signing the Unclaimed Property Documentation and BNYM and the Fund shall reasonably cooperate to develop and implement procedures enabling the Fund to perform the signing function.

(iv)The Fund agrees to execute and deliver to BNYM all documentation or instruments that may be requested by BNYM to evidence the authorization of subsection (ii) above but agrees that the authority of BNYM to act on behalf of and in the name of the Fund as described above and to use the Identification Data shall not be diminished or revoked by the absence of such documentation or instruments, and the Fund irrevocably releases BNYM from any and all Claims against BNYM on the grounds of absence of the authority granted by subsection (ii) above. This Section 2(s) shall survive any termination of the Agreement.

(D)The Fund agrees, upon the reasonable request of BNYM, to:

(i)execute and deliver to BNYM in a timely manner any reports, forms, documents and instruments reasonably determined by BNYM to be appropriate in connection with its performance the Unclaimed Property Services;

(ii)respond in a timely manner to requests from BNYM for information and requests to review information or reports related to the Unclaimed Property Services; and

(iii)Provide sufficient letterhead paper of the Fund or its electronic letterhead template for use by BNYM in communications related to the Unclaimed Property Services.

(E)The Fund agrees that upon any termination of the Agreement it will cause all property held in bank accounts maintained by BNYM for or on behalf of the Fund, and all property held in Fund shareholder accounts maintained by BNYM on a Fund's behalf, to be transferred to the Fund or to a successor service provider and BNYM may condition completion of Deconversion Services on the completion of arrangements reasonably satisfactory to BNYM for such transfers.

6.A new Section 2(t), which reads in its entirety as follows, is added:

(t)Access To And Use Of The BNYM System. The terms of Appendix B to this Agreement shall apply to the Fund's access to and use of any component of the BNYM System (as defined in Appendix B). BNYM shall provide the Fund with access to and use of those components of the BNYM System for which the Fund pays a fee in accordance with the Fee Agreement or with respect to which the Fee Agreement indicates the fee is included in the Account Fees (as such term is used in the Fee Agreement).

7.Section 3 is deleted and replaced in its entirety with the following;

3.Anti-Money Laundering Services. BNYM shall perform the AML Services (as defined in Appendix C) in accordance with the terms of Appendix C.

8.Sections 4, 5 and 6 are deleted and in each case are replaced with the following: [Reserved. Intentionally Omitted.]

9.A new Section 8(e), which reads in its entirety as follows, is added:

(e)In connection with BNYM's performance of transfer agency services, the Fund acknowledges and agrees that:

(i)BNYM in its role as transfer agent may be notified of a Fund payment obligation that BNYM as transfer agent is expected to satisfy, such as a same-day settlement obligation with the NSCC, by forwarding payment to the NSCC or other obligee but the amount required to satisfy the particular payment obligation of the Fund may exceed the amount of funds then available for transfer in the relevant Service Accounts (such excess amount if transferred by BNYM being hereinafter referred to as an "Overdraft Amount");

(ii)BNYM is not obligated to transfer any funds representing Overdraft Amounts, may in its sole discretion decline without liability hereunder to transfer funds representing Overdraft Amounts, and will notify the Fund if it declines to fund an Overdraft Amount;

(iii)Notwithstanding the absence of an obligation to do so, BNYM may elect to transfer funds representing Overdraft Amounts (from sources other than the Service Accounts) as a courtesy to a Fund and to maintain BNYM's good standing with the NSCC and other participants in the financial services industry and that by electing to transfer funds representing Overdraft Amounts BNYM does not, even if it has transferred such funds as part of a regular pattern of conduct, waive any rights under this Section 8(e) or assume the obligation it has expressly disclaimed in clause (ii) above and BNYM may at any time in its sole discretion and without notice decline to continue to make such transfers;

(iv)The Fund is at all times obligated to pay to BNYM an amount of money equal to the Overdraft Amounts that have not been offset by credits posted to the relevant Service Account subsequent to the transfer of the Overdraft Amount and such amounts are payable, and shall be paid, together with such accrued interest as may be charged by The Bank of New York Mellon ("BNY Mellon Bank") in accordance with the Custody Agreement (as defined in Appendix D), by the Fund immediately upon demand by BNYM, except that to the extent the Fund repays outstanding Overdraft Amounts and any accrued interest to BNY Mellon Bank pursuant to the tenth paragraph of Appendix D, the Fund's obligation to repay that amount to BNYM pursuant to this Section 8(e)(iv) shall be deemed satisfied; and

(v)Simultaneously with the execution of this Agreement the Fund will execute the letter agreement attached hereto as Appendix D with BNY Mellon Bank as an Affiliated Third Party Institution in which one or more Service Accounts will be established and as the Fund Custodian.

10.Section 9(a) is deleted and replaced in its entirety with the following:

(a)BNYM shall commence to provide Services to the Fund under this Agreement on April 20, 2009 and, unless terminated pursuant to its terms, shall continue until 11:59 PM on the December 31, 2027 (the "Initial Term").

11.Section 9(e) is deleted and replaced in its entirety with the following:

(e)BNYM at its election may terminate this Agreement other than pursuant to another provision of this Section 9, solely in the event of the following conditions (a "Permissive Termination"): (i) a Permissive Termination Event has occurred; and (ii) BNYM delivers written notice to the affected Funds (or all Funds, if appropriate) indicating (A) it is electing to terminate this Agreement pursuant to Section 9(e), and (B) the date of such termination, which shall not be less than three hundred sixty-five (365) days from the date such notice is received by the Fund(s). A "Permissive Termination Event" with respect to a Fund occurs if: (A) the assets of one or more Funds serviced by The Bank of New York Mellon under the Custody Agreement are removed from the coverage of the Custody Agreement and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund) ("Removed Assets"), and (B) the amount of all Removed Assets, when taken in the aggregate, represents 25% or more of the aggregate assets of all Funds serviced by The Bank of New York Mellon under the Custody Agreement as of the day immediately preceding the first such removal of assets.

12.Sections 9(f), 9(g) and 9(h) are deleted and in each case are replaced with the following: [Reserved. Intentionally Omitted.]

13.A new Section 10(d), which reads in its entirety as set forth below, is added:

(d)The Fund shall implement reasonable measures to ensure that Written Instructions received by BNYM are authorized, accurate and complete and shall have sole and exclusive responsibility for the authorization, accuracy and completeness of such Written Instructions.

14.Section 17 is deleted and replaced in its entirety with the following:

(a)BNYM agrees to indemnify, defend and hold harmless the Fund and its respective directors, trustees, officers, employees, shareholders, agents, affiliates, controlling persons, successors and assigns from and against any and all Losses arising from or relating to BNYM's negligence, willful misconduct, or lack of good faith in connection with its performance or non-performance under this Agreement.

(b)The Fund agrees to indemnify, defend and hold harmless BNYM and its affiliates, and the respective directors, trustees, officers, employees, shareholders, agents, affiliates, controlling persons, successors and assigns of each, from and against any and all Losses arising from or relating to (i) the Fund's negligence, willful misconduct, or lack of good faith in connection with its performance or non-performance under this Agreement; (ii) the Fund's failure to comply with applicable law in connection with its performance under this Agreement; (iii) third party Claims based on conduct of the Fund or a Fund agent, contractor, subcontractor or prior or current service provider; (iv) BNYM's response to legal process from third parties compelling testimony or evidence production from BNYM in connection with a Claim asserted against the Fund or its agents but not BNYM, and (v) conduct of BNYM taken as agent of the Fund not involving BNYM's intentional misconduct, reckless disregard, fraud or negligence, including without limitation conduct required or permitted by the Agreement and conduct taken pursuant to fund communications and Instructions and conduct undertaken in response to Routine Information Requests.

(c)This Section 17 shall survive termination of this Agreement.

15.Section 16(g)(1) is deleted and replaced in its entirety with the following:

(g)(1) Subject to Section 16(g)(4), BNYM's maximum aggregate cumulative liability under this Agreement to the Fund and all persons or entities claiming through the Fund, considered as a whole, for all Loss, including without limitation obligations under Section 17, the recovery of which is not excluded by another provision of this Agreement, shall not exceed an amount equal to thirty- six (36) times the "Monthly Average", which is hereby defined to mean the quotient obtained by dividing (i) the amount of fees paid or payable by the Fund for the twelve (12) calendar months immediately prior to the last Loss Date (as defined below), by (ii) 12.

16.Section 23 is deleted and replaced in its entirety by the following:

23.Delegation; Assignment.

(a)Except as expressly provided in this Section 23, no party may assign, transfer or delegate this Agreement, or assign or transfer any right hereunder or assign, transfer or delegate any obligation hereunder, without the written consent of the other party and any purported assignment, transfer or delegation in violation of this Section 23 by a party shall be voidable at the option of the other party. For clarification: "assign," "transfer" and "delegate" as used in the foregoing sentence are intended to mean conveyances, whether voluntary or involuntary, whether by contract, a sale of a majority or more of the assets, equity interests or voting control of a party, merger, consolidation, dissolution, insolvency proceedings, court order, operation of law or otherwise, which fully and irrevocably vest in the assignee, transferee or delegatee, as applicable, some or all rights and/or obligations under the Agreement and fully and irrevocably divest the assignor, transferor or delegator, as applicable, of some or all rights and/or obligations under the Agreement.

(b)Notwithstanding the foregoing, and without the prior written consent of any party: (i) to the extent appropriate under rules and regulations of the NSCC, BNYM may satisfy its obligations with respect to services involving the NSCC through an Affiliate that is a member of the NSCC by delegation or subcontracting; (ii) BNYM may assign, transfer and delegate this Agreement to an Affiliate and assign, transfer and delegate this Agreement in connection with a sale or transfer of a majority or more of its assets, equity interests or voting control, provided that in the event of such assignment, transfer or delegation, BNYM shall provide Investment Company a reasonable opportunity to perform reasonable diligence regarding such assignee, transferee or delegatee and its ability to perform the services in accordance with the Agreement following such assignment, transfer or delegation, such assignment, transfer or delegation does not impair the Investment Company's receipt of services under this Agreement in any material respect, and the assignee, transferee or delegatee agrees to be bound by all terms of this Agreement in place of BNYM, and the Funds acting collectively and not individually shall have the right, without payment of any fee or penalty, to terminate the Agreement within thirty (30) days, or such longer period as the parties may agree, of receiving the notice of assignment, transfer, or delegation by delivering a written notice of termination to BNYM, citing this

Section, and designating a termination date not less than 180 days after the date the notice is delivered to BNYM; and (iii); and BNYM may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNYM under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNYM of any of its responsibilities and liabilities hereunder and BNYM shall be responsible for the compliance and noncompliance with the terms of the Agreement by any third party in connection with any such subcontracting, hiring, engaging or outsourcing.

(c)All such functions, services, duties or obligations are required to be performed by the third party shall also be performed in accordance with any applicable service levels. BNYM agrees, subject to its information security policies and procedures and confidentiality obligations to third parties, to respond in a timely manner to questions the Fund may have regarding any subcontracting with respect to which it has received notice pursuant to this Section 23.

17.A new Section 26(l), which reads in its entirety as follows, is added:

(l)Securities Data. With respect to securities data, files, reports, information and research furnished to BNYM by third parties (not delegated duties, subcontracted or otherwise engaged by BNYM to perform the services hereunder on its behalf) and included in the BNYM System ("Securities Data"), the Fund acknowledges that BNYM makes no warranty concerning the Securities Data and BNYM disclaims all responsibility for the Securities Data, including its content, accuracy, completeness, availability or timeliness of delivery, and BNYM shall not be liable for Loss caused by Errant Securities Data (as defined below); provided, however, with respect to transaction activity communicated to BNYM by the DTCC or NSCC, BNYM will maintain commercially reasonable processes and procedures to detect and attempt to resolve rejected transactions. "Errant Securities Data" means Securities Data not being provided to BNYM with the content and at the time which is standard for the industry or which is required for or used in the performance of any service provided for in the Agreement.

18.A new Section 26(m), which reads in its entirety as follows, is added:

(m)Insurance. BNYM shall maintain insurance coverage, including without limitation cyber insurance, with reputable and financially responsible insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business; provided, however, BNYM shall have the right to self-insure in lieu of such coverage with insurance companies or associations.

19.The defined term Authorized Person in Appendix A is deleted and replaced in its entirety by the following:

(c)"Authorized Person" means with respect to the Fund each individual identified to BNYM as an Authorized Person on the properly completed version of Appendix C most recently provided to BNYM. Any limitation on the authority of an Authorized Person of the Fund to give Instructions must be expressly set forth in Appendix C next to the individual's name.

20.The following defined terms are added to the Appendix A:

(j)"Affiliate" means an entity controlled by, controlling or under common control with the subject entity, with "control" for this purpose defined to mean direct or beneficial ownership of 50% or more of the equity interests of an entity and possession of the power to elect 50% or more of the entity's directors, trustees or similar persons performing policy-making functions.

(k)"Claim" means any claim, demand, suit, action, obligation, liability, suit, controversy, breach, proceeding or allegation of any nature, claim for indemnification, including any threat of any of the foregoing (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory or forum.

(l)"Conduct" or "Course of Conduct" (both capitalized and uncapitalized) means a single act, two or more acts, a single instance of an action not being taken or of forbearance given, two or more instances of an action not being taken or of forbearance given, or any combination of the foregoing.

21.A new Appendix B (Terms And Conditions Governing Use Of The BNYM System), that reads in its entirety as set forth in Appendix B attached hereto, is added.

22.A new Appendix C (Anti-Money Laundering Program Services), that reads in its entirety as set forth in Appendix C attached hereto, is added.

23.A new Appendix D (Bank DDA Lien Letter), that reads in its entirety as set forth in Appendix D attached hereto, is added.

24.A new Appendix E (Authorized Persons), that reads in its entirety as set forth in Appendix E attached hereto, is added.

II.Remainder of Current Agreement. Except as specifically modified by this Amendment, all terms and conditions of each Current Agreement shall remain in full force and effect.

III.Governing Law. The governing law provision of the Current Agreements shall be the governing law provision of this Amendment.

IV. Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreements with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

V.Signatures; Counterparts. This Amendment may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Amendment physically delivered, on a copy of the Amendment transmitted by facsimile transmission or on a copy of the Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

[Remainder of page intentionally left blank]

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment To Transfer Agency Services Agreements to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.		Each Investment Company listed on Exhibit A
to the Unified Agreement, on its own behalf and,
to the extent applicable, on behalf of each of its
Portfolios listed on Exhibit A to the Unified
Agreement, each in its individual and separate
capacity
By:	/s/ Sean Brumble	By:	/s/ Andrew K. Schlueter
Name: Sean Brumble		Name: Andrew K. Schlueter
Title:	Managing Director	Title:	Senior Vice President
Corporate Leaders Trust		Each Investment Company listed on Exhibit A
to the Aetna Agreement, on its own behalf and,
to the extent applicable, on behalf of each of its
Portfolios listed on Exhibit A to the Aetna
Agreement, each in its individual and separate
capacity
By:	/s/ Andrew K. Schlueter	By:	/s/ Andrew K. Schlueter
Name: Andrew K. Schlueter		Name: Andrew K. Schlueter
Title:	Senior Vice President	Title:	Senior Vice President

APPENDIX B

TERMS AND CONDITIONS GOVERNING USE OF THE BNYM SYSTEM

SECTION 0.	GENERAL.

0.1Capitalized Terms. Capitalized terms not defined in this Appendix B shall have the meaning ascribed to them in the Main Agreement. Capitalized terms defined in this Appendix B shall have that meaning solely in this Appendix B and not in any other part of the Agreement unless expressly stated otherwise in a specific instance. References to Section numbers in this Appendix B shall mean Sections of this Appendix B unless expressly stated otherwise in a specific instance. References to the "Agreement" in this Appendix B means the Main Agreement and this Appendix B.

0.2Purpose. BNYM utilizes some components of the BNYM System to perform the Core Services. But BNYM does not utilize all components of the BNYM System to provide the Core Services. Some components of the BNYM System are maintained by BNYM and offered to customers solely to permit customers to access the data and information maintained in the BNYM System in connection with the Core Services and put it to additional uses. Consequently, Company is given rights pursuant to this Appendix B (i) to access and use components of the BNYM System, from the Company System (as defined in Section 2.7), to engage in activities that are separate and distinct and apart from the activities engaged in by BNYM to provide the Core Services, and (ii) to authorize third parties, the "Authorized Users", to access and use certain Component Systems to engage in activities that are also separate and distinct and apart from the activities engaged in by BNYM to provide the Core Services. Such access and use of the BNYM System by Company from the Company System and by Authorized Users may include the ability to input data and information into the BNYM System that BNYM utilizes in performing the Core Services but which is not required for BNYM to perform the Core Services. This ability of Company and Authorized Users to access and use the BNYM System represents a service offered by BNYM that is supplemental to the Core Services. No access to or use of the BNYM System by Company or Authorized Users is permitted, required or contemplated by the Core Services or the Main Agreement. This Appendix B governs solely those supplemental services offered by BNYM and Company's use of them.

SECTION 1. CERTAIN DEFINITIONS.

"Authorized Persons" means the persons who have been authorized by the Company in accordance with the applicable Documentation and procedures of BNYM and Section 2.1(a)(iii) to access and use the Licensed System or specific Component Systems.

"Authorized Users" means Authorized Persons and Permitted Users.

"BNYM Web Application" means with respect to a relevant Component System the collection of electronic documents and files, content, text, graphics, processes, functions, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data, technology, scripts, programs, interfaces and databases residing on a computer system maintained by or for BNYM, accessible via the Internet at an Internet address furnished by BNYM for use of the particular Component System.

"Company" means a Fund.

"Company Data" means (i) data and information regarding each Fund and the shareholders and shareholder accounts of each Fund which is inputted into the Licensed System and the content of records, files and reports generated from such data and information by the Licensed System, and (ii) Company 22c-2 Data (as defined in Section 6.15(a) of this Appendix B).

"Company Web Application" means the collection of electronic documents and files, content, text, graphics, processes, functions, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data, technology, scripts, programs, interfaces and databases residing on a computer system maintained by or for the Company, connected to the Internet and utilized by the Company in connection with its use of a Component System as contemplated by applicable Documentation.

"Component Effective Date" means, with respect to each Component System of the Licensed System that Company is given the right to access and use, the date as of which the Company is first given such right to access and use.

"Component System" means, as of its relevant Component Effective Date, each Listed System and each Support Function that is part of the Licensed System and, subsequent to a relevant Component Effective Date, such Listed Systems and Support Functions as they may be changed as provided in subsection (b) of the definition of Licensed System.

"Copy", whether or not capitalized, means any paper, disk, tape, film, memory device, or other material or object on or in which any words, object code, source code or other symbols are written, recorded or encoded, whether permanent or transitory.

"Core Services" means the services described in the Main Agreement that BNYM is obligated to perform for Company (for clarification: excluding the products and services provided pursuant to this Appendix B).

"Data Terms Web Site" means the set of terms and conditions (as may be amended by BNYM) available at http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or such other location as BNYM shall notify Company in writing.

"Documentation" means any user manuals, reference guides, specifications, documentation, instruction materials and similar recorded data and information, whether in electronic or physical output form, that BNYM makes available to, provides access to or provides to the Company, and that describe how the Licensed System is to be operated by users and set forth the features, functionalities, user responsibilities, procedures, commands, requirements, limitations and capabilities of and similar information about the Licensed System.

"Exhibit 1" means Exhibit 1 to this Appendix B.

"Employee" and "employee" means officers and any employees of the Fund and officers and employees of Related Entities.

"General Upgrade" means (i) an Upgrade that BNYM in its sole and absolute discretion incorporates into the Licensed System at no additional fees or charges to Company, and (ii) an Upgrade that BNYM offers to incorporate into the Licensed System without charge or at such additional fees and charges as the parties shall agree in writing and that Company accepts for incorporation into the Licensed System.

"Harmful Code" means any computer code, software routine, or programming device designed to (a) disable, disrupt, impair, delete, damage, corrupt, reprogram, recode or modify in any way a computer processing system, computer network, computer service, a deliverable for any of the foregoing, interface, data, files, software, storage media, or computer or electronic hardware or equipment (sometimes referred to as a "Trojan horse," "worm," "virus", "preventative routine," "disabling code," or "cookie" devices); (b) impair in any way the operation of any of the foregoing based on the elapsing of a period of time, advancement of a particular date or other numeral (sometimes referred to as "time bombs," "time locks," or "drop dead" devices); or (c) permit a non-authorized party to access, transmit or utilize, as appropriate, any computer processing system, computer network, computer service, deliverable for any of the foregoing, interface, data, files, software, storage media, or computer or electronic hardware or equipment without proper consent (sometimes referred to as "lockups," "traps," "access codes," or "trap door" devices); or (d) any other similar harmful or hidden procedures, routines or mechanisms.

"Intellectual Property Rights" means all intellectual property rights throughout the world, including copyrights, patents, mask works, trademarks, service marks, trade secrets, inventions (whether or not patentable), know how, authors' rights, rights of attribution, and other proprietary rights and all applications and rights to apply for registration or protection of such rights and the legal rights, interests and protections afforded under applicable patent, copyright, trademark, trade secret and other intellectual property laws.

"Licensed Services" means all functions performed by the Licensed System. "Licensed System" means, collectively:

(a)as of its applicable Component Effective Date, any one or more of the following: (i) any Listed System to which the Company is given access to and use of by BNYM in its entirety in accordance with the Main Agreement; and (ii) any "Support Function", which is hereby defined to mean any system, subsystem, software, program, application, interface, process, subprogram, series of commands or function, regardless of the degree of separability from or integration with a Listed System, that Company is given access to and use of to support its utilization of a Listed System - items within "Support Function" and this clause (ii) could be one or more parts of a Listed System or could be items which exist apart from any Listed System but which are provided to support utilization of a Listed System.

(b)Updates, General Upgrades and Company Modifications (as defined at Section 2.16) to the Listed Systems included within clause (a)(i) above and the systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands and functions included within clause (a)(ii) above.

"Listed Systems" means the computer systems listed on Exhibit 1, whether mainframe systems, surround systems, subsystems or component systems, and in the case of the NSCC and CMS means as well the separate and distinct component systems of NSCC and CMS that BNYM may give Company access to and use of at Company's request in lieu of access to and use of the entire NSCC or CMS.

"Main Agreement" means all parts of this Agreement other than this Appendix B.

"Marks" means trademarks, service marks and trade names as those terms are generally understood under applicable intellectual property laws and any other marks, names, words or expressions of a similar character.

"Permitted User" means a Fund shareholder who has been authorized pursuant to applicable Documentation and procedures of BNYM to access and use IAM.

"Product Assistance" means assistance provided by BNYM personnel regarding the Licensed System, including regarding its impact on other software, functionality, usage and integration.

"Proprietary Items" means:

(a)(i) All contents of the Listed Systems, (ii) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions, regardless of the degree of separability from or integration with a Listed System, and whether or not part of a Listed System, that BNYM may at any time provide any customer with access to and use of to support the customer's s utilization of a Listed System, including the Support Functions, (iii) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions which BNYM utilizes in providing any of the services, or engaging in any of the activities, contemplated by this Agreement, (iv) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions owned, leased, licensed or sublicensed by BNYM which interface with, provide data to or receive data from any of the foregoing, and (v) all updates, upgrades, revisions, modifications, refinements, releases, versions, instances, translations, enhancements and improvements to and of all or any part of the foregoing, whether in existence on, or occurring prior to or subsequent to, the Effective Date (collectively, the "BNYM Software");

(b)all facilities, central processing units, nodes, equipment, storage devices, peripherals and hardware utilized by BNYM in connection with the BNYM Software (the "BNYM Equipment");

(c)all documentation materials relating to the BNYM Software, including materials describing functions, capabilities, dependencies and responsibilities for proper operation of the Licensed System, including the Documentation, and all updates, upgrades, revisions, modifications, refinements, releases, versions, translations, enhancements and improvements to or of all or any part of foregoing (the "BNYM Documentation", and together with the BNYM Software and the BNYM Equipment, the "System" or the "BNYM System") and all versions of the BNYM System as they may exist after the Effective Date or may have existed at any time prior to the Effective Date;

(d)all methods, concepts, visual expressions, screen formats, file and report formats, interactivity techniques, engine protocols, models and design features used in the BNYM System;

(e)source code and object code for all of the foregoing, as applicable;

(f)all derivative works, inventions, discoveries, patents, copyrights, patentable or copyrightable items and trade secrets prepared or furnished by or for BNYM in connection with the performance of the services or in connection with any activities of the parties related to this Agreement;

(g)all materials related to the testing, implementation, support and maintenance of all of the foregoing;

(h)all other documentation, manuals, tutorials, guides, instructions, policy and procedure documents and other materials in any recorded medium prepared or furnished by or for BNYM in connection with the performance of the Licensed Services or in connection with any activities of the parties related this Agreement;

(i)the contents of all databases and other data and information of whatsoever nature in the BNYM System, other than Company Data, whether residing in the BNYM System or existing outside the BNYM System in recorded form whether in hardcopy, electronic or other format; and

(j)all copies of any of the foregoing in any form, format or medium.

"Related Entity" means an entity that is not a competitor of BNYM in the transfer agency or omnibus subaccounting business services that provides investment advisory, investment management or administrative services to the Fund pursuant to one or more material agreements between the Fund and such entity filed with the SEC (or, if the Fund is not registered with the SEC, pursuant to one or more material agreements that would be required to be filed with the SEC if the Fund were registered with the SEC).

"Terms of Use" means any privacy policy, terms of use or other terms and conditions made applicable by BNYM in connection with the Company's or an Authorized User's access to and use of a Component System or a BNYM Web Application or other access site or access method, including without limitation the Data Terms Web Site.

"Third Party Products" means the products or services of parties other than BNYM that constitute part of the Licensed System.

"Third Party Provider" means licensors, subcontractors and suppliers of BNYM furnishing the Third Party Products.

"United States" means the states of the United States of America and the District of Columbia.

"Update" means a modification to a Component System necessary to maintain the operation of the Component System in compliance with the Documentation in effect as of the Component System's applicable Component Effective Date and includes without limitation modifications correcting any design or operational errors in the Component System and modifications enabling the Component System to be operated in any revised operating environment issued by BNYM and excludes Upgrades.

"Upgrade" means an enhancement to a Component System as it exists on its applicable Component Effective Date, new features and new functionalities added to the Component System as it exists on its applicable Component Effective Date, and all revisions, modifications, refinements, releases, enhancements and improvements to a Component System as it exists on its applicable Component Effective Date which change the operation of Component System rather than just bring it into compliance with the applicable Documentation.

SECTION 2. ACCESS AND USE RIGHTS; OBLIGATIONS.

2.1Access And Use Rights.

(a)(i) BNYM hereby grants to Company a royalty-free, non-exclusive, non-assignable, non- transferable license and right to access and use the Licensed System in the United States through Employees (other than as expressly permitted otherwise by Section 2.1(a)(ii) below), solely in accordance with applicable Documentation, through the interfaces and telecommunication lines designated by BNYM, solely to perform the Licensed Services for the internal business purposes of the Company, solely in support of the Core Services and solely for so long as applicable fees are paid by Company.

(ii)The right granted by Section 2.1(a)(i) includes, where such access and use is expressly contemplated by the Documentation applicable to a particular Component System to which the Company has been given access and use, the right to authorize persons not Employees to access and use in the United States the specified Component System strictly in compliance with applicable Documentation, through the interfaces and telecommunication lines designated by BNYM, solely to perform the Licensed Services in support of the Core Services and solely for so long as applicable fees are paid by Company.

(iii)Except with respect to Fund shareholders seeking to access IAM, to exercise the right contained in Section 2.1(a)(i) or Section 2.1(a)(ii) the Company must designate such persons to BNYM and approve them in a writing that conforms to the requirements of applicable Documentation and procedures of BNYM and furnish any information reasonably requested by BNYM. Upon BNYM's approval of a designated person (which approval will not be unreasonably withheld), BNYM issue appropriate Security Codes for each such person. Company shall notify BNYM in writing of any Authorized Person to be deactivated and return any secure identification devices issued to such Authorized Person. Upon receipt of Company's deactivation notice and any secure identification devices, BNYM shall deactivate the Security Codes for such Authorized Person, at which point such person shall no longer be deemed an Authorized Person.

(iv)Access to IAM for Fund shareholders shall occur in accordance with the Documentation applicable to IAM.

(v)The Company shall be responsible and liable for compliance by all Authorized Users with all applicable terms of this Appendix B, whether or not in an individual instance an Authorized User is an Employee.

(b)Company may not, and shall not, under any circumstances (i) grant any license or sublicense to any license or right granted by this Section 2.1, (ii) assign, delegate or transfer in any manner, in whole or in part, or attempt to do any of the foregoing, with respect to any license or right granted by this

Section 2.1, or (iii) use the Licensed System to provide services to third parties, other than shareholders of its Funds, or for any other purpose other than that described in Sections 2.1(a)(i) and (ii).

(c)The grant of rights in this Section 2.1 shall be construed narrowly. No right is conferred hereunder to Company or to any other party, except the right expressly provided for in this Section 2.1. The rights granted by this Section 2.1 shall immediately terminate without further action required on anyone's part, including without prior notification, upon the termination or expiration of the Agreement. BNYM and its licensors reserve all rights in the BNYM System not expressly granted to Company in this Section 2.1. Nothing in this Section 2.1 shall be construed to give Company rights of any nature in source code. The rights granted to Company by this Section 2.1 are sometimes referred to herein as the "Licensed Rights".

(c)For clarification:

Company may be given access to and use of a Listed System which contains integration points or links to one or more Support Functions that are part of a Listed System to which the Company has not been given access and use ("Linked Functions"). The Licensed Rights granted by this Section 2.1 to access and use a particular Listed System containing integration points or links to Linked Functions includes the right to access and use such Linked Functions, does not include the right to use the entire Listed System containing the Linked Functions or other subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions in that Listed System. To the extent exercise of Licensed Rights hereunder inadvertently or otherwise results in access to or use of a Component System or other system, subsystem, software, program, application, interface, process, subprogram, series of commands or function which is not part of the its Licensed System, all terms of this Agreement shall apply to such access and use.

2.2Documentation. Company shall use the Licensed System solely and strictly in accordance and compliance with the Documentation provided or made available to Company by BNYM from time to time and any specifications contained therein. Company may copy the Documentation solely to the extent reasonably necessary for routine backup and disaster recovery purposes and upon request of an applicable regulatory authority. Company shall pay BNYM such fees as it has established for copies of the Documentation, if any, as listed in the Fee Agreement.

2.3Third Party Software and Services. Company acknowledges that Third Party Products may constitute part of the Licensed System. Company's use of Third Party Products shall be subject to the terms and conditions of this Agreement; provided, however, access, use, maintenance and support of Third Party Products made available to Company after an applicable Component Effective Date may be conditioned upon Company's execution of an agreement with the applicable Third Party Provider ("Third Party Agreement") which would provide for certain rights and obligations between the Company and the Third Party Provider ("Direct Third Party Product"), in which case the terms of the Third Party Agreement will also apply to Company's use of the particular Third Party Product. Notwithstanding the foregoing sentences of this Section 2.3, Company acknowledges that BNYM is not responsible for, nor does BNYM warrant the performance or other features of, nor can it fix errors or defects in, third party software and services and BNYM's sole obligation with respect to third party software and services is to inform the third party of any errors, defects, deficiencies or other matters regarding the third party software and services of which BNYM is made aware by Company and to request and pursue in a commercially reasonable manner remediation of the errors, defects or deficiencies by the third party to the extent BNYM reasonably determines remediation to be available pursuant to the terms of BNYM's agreement with the third party.

2.4Compliance With Applicable Law. Company shall comply with all laws, regulations, rules and orders of whatsoever nature of governmental bodies and authorities (whether legislative, executive, independent, self-regulatory or otherwise) applicable to the business or activities in connection with which it utilizes the Licensed System.

2.5Responsibility For Use.

(a)The Company alone will be responsible for furnishing, or arranging for a third party to furnish, all data and information required by the Documentation and the specifications therein for the Licensed System to function and perform in accordance with the Documentation, other than the data and information residing in the Licensed System in connection with BNYM's performance of the Core Services. BNYM shall have no liability or responsibility for any Loss caused in whole or in part by the Company's or an Authorized User's exercise of the Licensed Rights or use of the Licensed System or by data or information of any nature inputted into the Licensed System by or under the direction or authorization of Company or an Authorized User; provided, however, this Section 2.5 shall not relieve BNYM of its obligation to act in accordance with its obligations under the Main Agreement. Company shall be responsible and solely liable for the cost or expense of regenerating any output or other remedial action if the Company, an Authorized User or an agent of either shall have failed to transmit properly and in the correct format any data or information, shall have transmitted erroneous or incorrect information or data, or shall have failed to timely verify or reconcile any such data or information when it is generated by the Licensed System ("Data Faults").

(b)Company warrants that the data transmitted to the Licensed System by or under the direction or authorization of Company or Authorized Users will not disrupt, disable, harm, or otherwise impede in any manner the operation of the Licensed System or any associated software, firmware, hardware, or BNYM computer system or network.

2.6Internal Control Obligations.

(a)Company shall adopt and implement commercially reasonable internal control procedures regarding the use of the Licensed System, which internal control procedures shall be reasonably designed to ensure that any use of the Licensed System complies with (i) Sections 2.1, 2.2, 2.6, 2.12, 2.17 and 2.20 of this Appendix B, and (ii) applicable Documentation.

(b)Company shall establish and adhere to security policies and procedures intended to (i) safeguard the Licensed System from unauthorized or improper access and use from equipment utilized by the Company, (ii) safeguard the integrity and validity of any user identifications, passwords, mnemonics, security images, security questions and answers, token and supertoken generated character and symbols and any other data elements or information intended to restrict access to the Licensed Systems or to safeguard the information in or the operation of the Licensed System or any Component System in any manner from unauthorized users ("Security Codes"), and (iii) prevent unauthorized access to and protect electronically stored, processed or transmitted information. Such policies and procedures shall be at least equal to industry standards and any higher standard agreed upon by the Company and BNYM.

(c)Unless Company obtains prior written permission from BNYM, Company shall permit only Authorized Persons to use Security Codes assigned to or selected by Company with respect to the Licensed System. The Security Codes shall constitute Confidential Information of both Company and BNYM under the Agreement subject to all obligations thereunder, and Company shall not permit access to Security Codes to any person other than Authorized Persons. Company shall notify BNYM immediately if Company has reason to believe that any person who is not an Authorized Person has obtained access to a Security Code or accessed or used the Licensed System, that an Authorized Person has accessed or used the Licensed System using Security Codes not assigned to that Authorized Person, that any other loss of confidentiality with respect to a Security Code has occurred or the security of the Licensed System has otherwise been breached. BNYM shall not be responsible or liable for any unauthorized use of valid Security Codes assigned to Authorized Users. Company is solely responsible for Authorized Users' access to the Licensed System, and Company, on behalf of itself and its Authorized Users, acknowledges and agrees that BNYM has no duty or obligation to verify or confirm the actual identity of the persons who access the Licensed System or that the person who accesses the Licensed System is, in fact, an Authorized User.

(d)Company shall verify and confirm all information entered on the Licensed System and shall notify BNYM of any error in any information entered on the Licensed System as soon as practicable following Company's knowledge of such error.

(e)Company will not recirculate, redistribute or otherwise retransmit or re-rout the Licensed System to any third party or authorize the use of any information included on the Licensed System on any equipment or display not authorized by BNYM without BNYM's prior express written approval.

2.7Company Resources.

(a)Company will be solely responsible, at Company's expense, for procuring, maintaining, and supporting all third-party software other than Third Party Products and all workstations, personal computers, printers, controllers or other hardware or peripheral equipment at Company's sites ("Company System") required for Company to operate the Licensed System in accordance with the Documentation and specifications provided by BNYM from time to time. BNYM will provide Company with specifications for Company System, including any requirements relating to the connection and operation of the Company System with the Licensed System and Third Party Products. Company shall conform its operating system environment to the operating system requirements provided by BNYM for the Licensed System. Company will support and maintain the Company System as necessary to ensure its operation does not impact the Licensed System adversely or otherwise in a manner not contemplated by the Documentation.

(b)Company shall, at its own expense, devote such of the Company System and other equipment, facilities, personnel and resources reasonably necessary to (a) implement the Licensed System, (b) be trained in the use of the Licensed System, (c) perform timely any electrical work and cable installation necessary for Company's use of the Licensed System, and (d) begin using the Licensed System on a timely basis. BNYM shall not be responsible for any delays or fees and costs associated with Company's failure to timely perform its obligations under this Section 2.7.

2.8Company Telecommunications and Data Transmissions. Company will be solely responsible for complying at all times with telecommunications requirements designated by BNYM for use of the Licensed System. Any data or information electronically transmitted by or on behalf of Company to the Licensed System will be so transmitted solely and exclusively in the format specified by BNYM.

2.9Notices Of Material Increase In Use. Company shall give advance written notice to BNYM whenever Company intends to increase its scope of use of the Licensed System in any material respect. Upon receipt of such notice, Company and BNYM shall mutually agree in writing on any required changes to the Company's scope of use for the Licensed System and, if applicable, the corresponding fees with respect to such increased scope.

2.10Certifications and Audits. Company shall promptly complete and return to BNYM any certifications which BNYM in its sole reasonable discretion may from time to time send to Company, certifying that Company is using the Licensed System in material compliance with the terms and conditions set forth in this Agreement. BNYM may, at its expense and after giving at least 30 days' written notice to Company, virtually audit Company's utilization of the Licensed System and the scope of use and information during normal business hours pertaining to Company's compliance with the provisions of this Agreement. The foregoing right may be exercised directly by BNYM or by delegation to an independent auditor acting on its behalf.

2.11Taxes. The amounts payable by Company to BNYM in consideration of the performance of services by BNYM under the Agreement, including providing access to and use of the Licensed System pursuant to this Appendix B, do not include, and Company will timely pay, all federal, state and local taxes (including sales, use, excise and property taxes), if any, assessed or imposed in connection therewith, excluding any taxes imposed upon BNYM based upon BNYM's net income.

2.12Use Restrictions.

(a)Company and its Authorized Users will not do or attempt to do, and Company and its Authorized Users will not knowingly or through its negligence permit any other person or entity to do or attempt to do, any of the following, directly or indirectly:

(i) use or access or attempt to use or access any Proprietary Item for any purpose, at any location or in any manner not specifically authorized by this Agreement;

(ii) make or retain any copy of any Proprietary Item except as specifically authorized by this Agreement;

(iii) create, recreate or obtain the source code for any Proprietary Item;

(iv) refer to or otherwise use any Proprietary Item as part of any effort to develop other software, programs, applications, interfaces or functionalities or to compete with BNYM or a Third Party Provider;

(v) modify, adapt, translate or create derivative works based upon any Proprietary Item, or combine or merge any Proprietary Item or part thereof with or into any other product or service not provided for in this Agreement and not authorized in writing by BNYM;

(vi) remove, erase or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in any Proprietary Item, or fail to preserve all copyright and other proprietary notices in any copy of any Proprietary Item made by Company;

(vii) sell, transfer, assign or otherwise convey in any manner any ownership interest or Intellectual Property Right of BNYM, or market, license, sublicense, distribute or otherwise grant, or subcontract or delegate to any other person, including outsourcers, vendors, consultants, joint venturers and partners, any right to access or use any Proprietary Item, whether on Company's behalf or otherwise;

(viii) subcontract for or delegate the performance of any act or function involved in accessing or using any Proprietary Item, whether on Company's behalf or otherwise;

(ix) reverse engineer, re-engineer, decrypt, disassemble, decompile, decipher, reconstruct, re-orient or modify the circuit design, algorithms, logic, source code, object code or program code or any other properties, attributes, features or constituent parts of any Proprietary Item;

(x) take any action that would challenge, contest, impair or otherwise adversely effect an ownership interest or Intellectual Property Right of BNYM;

(xi) use any Proprietary Item to provide remote processing, network processing, network communications, a service bureau or time sharing operation, or services similar to any of the foregoing to any person or entity, whether on a fee basis or otherwise;

(xii) allow Harmful Code into any Proprietary Item, as applicable, or into any interface or other software or program provided by it to BNYM, through Company's systems or personnel or Company's use of the Licensed Services or Company's activities in connection with this Agreement; or

(xiii) engage in, or attempt to engage in, vulnerability assessments or penetration testing of the BNYM System of any nature, "ethical hacking", "white hat hacking" or similar hacking of the BNYM System of any nature, or any other process or procedure intended to identify or exploit flaws, vulnerabilities or weaknesses in the BNYM System, or otherwise engage in or attempt to engage in any activity to use, access, test or harm the BNYM System or expose BNYM to harm through the BNYM System, other than access and use authorized by BNYM in accordance with security measures and access methods approved by BNYM.

(b)Company shall, promptly after becoming aware of such, notify BNYM of any facts, circumstances or events regarding its or an Authorized User's use of the Licensed System that are reasonably likely to constitute or result in a breach of this Section 2.12, and take all reasonable steps requested by BNYM to prevent, control, remediate or remedy any such facts, circumstances or events or any future occurrence of such facts, circumstances or events.

2.13Restricted Party Status. Company warrants at all times that it is not a "Restricted Party", which shall be defined to mean any person or entity: (i) located in or a national of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other countries that may, from time to time, become subject to U.S. export controls for anti-terrorism reasons or with which U.S. persons are generally prohibited from engaging in financial transactions; (ii) on the U.S. Department of Commerce Denied Person's List, Entity List, or Unverified List; U.S. Department of the Treasury list of Specially Designated Nationals and Blocked Persons; or U.S. Department of State List of Debarred Parties; (iii) engaged in activities involving nuclear materials or weapons, missile or rocket technologies, or proliferation of chemical or biological weapons; (iv) affiliated with or a part of any non-U.S. military organization, or (v) designated by the U.S. Government to have a status equivalent to any of the foregoing. If Company becomes a Restricted Party during the term of this Agreement, the Licensed Rights shall terminate immediately without notice and Company shall have no further rights to use the Licensed System.

2.14Mitigation Measures. Company shall take commercially reasonable measures (except measures causing it to incur out-of-pocket expenses which BNYM does not agree in advance to reimburse) to mitigate losses or potential losses to BNYM, including taking verification, validation and reconciliation measures that are commercially reasonable or standard practice in the Company's business.

2.15Company Dependencies. To the extent an obligation of BNYM under this Appendix B is dependent and contingent upon Company's or Authorized User's performance of an action or refraining from performing an action that has been specified or described in this Appendix B or the Documentation or that is part of practices and procedures which are commercially reasonable or standard in the user's industry ("Company Dependency"), BNYM shall not be liable for Loss to the extent caused by or resulting from, or that could have been avoided but for, a failure to properly perform or a delay in properly performing a Company Dependency and BNYM's obligation to perform an obligation contemplated by this Agreement shall be waived or delayed to the extent the performance of the related Company Dependency is not properly performed or is delayed.

2.16Software Modifications. Company may request that BNYM, at Company's expense, develop modifications to the software constituting a part of the Licensed System that BNYM generally makes available to customers for modification ("Software") that are required to adapt the Software for Company's unique business requirements. Such requests, containing the material features and functionalities of all such modifications in reasonable detail, will be submitted by Company in writing to BNYM in accordance with the applicable, commercially reasonable procedures maintained by BNYM at the time of the request. Company shall be solely responsible for preparing, reviewing and verifying the accuracy and completeness of the business specifications and requirements relied upon by BNYM to estimate, design and develop such modifications to the Software. BNYM shall have no obligation to develop modifications to the Licensed System requested by Company, but may in its discretion agree to develop requested modifications which it, in its sole discretion, reasonably determines it can accomplish with existing resources or with readily obtainable resources without disruption of normal business operations provided Company agrees at such time in writing to pay all costs and expenses, including out-of-pocket expenses, associated with the customized modification. BNYM shall be obligated to develop modifications under this Section 2.16 only upon the execution of and in accordance with a writing containing, to BNYM's reasonable satisfaction, all necessary business and technical terms, specifications and requirements for the modification, acceptance testing and implementation, as determined by BNYM in its sole judgment exercised reasonably ("Customization Order") and Company's agreement to pay all costs and expenses, including out-of- pocket expenses, associated with the customized modification, including any increases due to the engagement of resources outside BNYM to perform the modification, such resources to be identified in the Customization Order (such portion of the Customization Order being the "Customization Fee Agreement"). All modifications developed and incorporated into the Licensed System pursuant to a Customization Order are referred to herein as "Company Modifications". BNYM may make Company Modifications available to all users of the Licensed System, including BNYM, at any time after implementation of the particular Company Modification and any entitlement of Company to reimbursement on account of such action must be contained in the Customization Fee Agreement. In accordance with Section 3.1, BNYM shall be the sole and exclusive owner of any Company Modifications (including all source code relating thereto) and all Intellectual Property Rights therein or relating thereto.

2.17Export of Software. The Company and Authorized Users are without exception prohibited from (i) accessing or using the BNYM System outside the United States, or (ii) exporting, transmitting, transferring or shipping any Proprietary Item to a country or jurisdiction outside the United States. No provision of the Agreement shall be interpreted to require BNYM to permit access or use outside the United States or to export any Proprietary Item to a country or jurisdiction outside the United States. The Company shall comply with all applicable export and re-export restrictions and regulations of the U.S. Department of Commerce or other U.S. agency or authority and the Company may not transfer a Proprietary Item in violation of any such restrictions and regulations.

2.18Authorized Users Contemplated By Documentation. Notwithstanding any other provision of the Agreement, to the extent Documentation applicable to a particular Component System contemplates that Company Data will be transmitted or transferred to an Authorized User outside the BNYM System, that Company Data will be made available within the BNYM System for retrieval by an Authorized User for use outside the BNYM System, that the Company Data will be provided or made available to Authorized Users within the BNYM System for use by the Authorized User within the BNYM System or within a system of the Authorized User, or that the Company may authorize Authorized Users to access and use Company Data contained within the Licensed System in any other manner:

(i)The Company hereby grants to BNYM a worldwide, royalty-free, non-exclusive right and license to display the Company Data through any BNYM Web Application contemplated by the Documentation for the applicable Component System and hereby authorizes and directs BNYM, as appropriate, to transmit, transfer, make available and provide the Company Data to Authorized Users, as contemplated by the Documentation applicable to the particular Component System, including without limitation through the Internet via a BNYM Web Application or other communication link or method or access site or method designated by BNYM for use of the particular Component System;

(ii)The Company hereby authorizes and directs BNYM, (A) to permit Authorized Users to view and use Company Data within the Licensed System as contemplated by applicable Documentation, (B) to act on behalf of a shareholder in any way contemplated by applicable Documentation and authorized by the Company in accordance with applicable Documentation, including to effect purchases, sales, redemptions, distributions, exchanges, transfers and other activities and to change the status, data or information involving a shareholder account or assets in a shareholder account, and (C) to the extent contemplated by applicable Documentation, to permit Authorized Users to download and store, copy in on-line and off-line form, reformat, perform calculations with, and distribute, publish, transmit, and display the Company Data in the systems of the Authorized User and to and through any relevant BNYM Web Application;

(iii)Company acknowledges and agrees that it is solely responsible for Company Data, and Company shall indemnify and defend BNYM against any third party claim alleging that the Company Data or BNYM's use thereof infringes on any Intellectual Property Right or other proprietary right of such party;

(iv)The Company shall have sole responsibility for imposing any desired use restrictions on Authorized Users to the extent use restrictions are contemplated by the applicable Documentation and BNYM shall cooperate in a commercially reasonable manner in imposing such use restrictions to the extent the applicable Documentation contemplates a role for BNYM in imposing such use restrictions;

(v)The Company acknowledges and agrees that it alone is responsible for entering into agreements with Authorized Users governing the terms and conditions, as between the Company and the Authorized User, of the Authorized User's use of the Company Data; the Company releases BNYM from any and all responsibility and duty for obtaining any such agreements, including agreements relating to confidentiality and privacy of the data and information, and for any monitoring, supervision or inspection of Authorized Users of any nature; the Company releases

BNYM from any Loss the Company may incur, and will indemnify and defend BNYM for all Loss it may incur, arising or resulting from or in connection with Company Data after BNYM, as appropriate, transmits, transfers, makes available or provides the Company Data to the Authorized User in accordance with applicable Documentation, whether through a BNYM Web Application or otherwise;

(vi)The Company shall be responsible and liable to BNYM for the acts and omissions of Authorized Users while accessing and using a Component System pursuant to authorization from the Company and any person obtaining access to a Component System through Company or its Authorized Users or through use of any Security Code, whether or not Company or an Authorized User authorized such access and shall indemnify and defend BNYM for all Loss arising from or related to acts or omissions by an Authorized User or other person as described above that would constitute a breach of this Appendix B if committed by the Company, that constitute negligent conduct or willful misconduct or that constitute a breach of a duty of the Authorized User imposed by this Appendix B; and

(vii)BNYM may immediately terminate access to and use of the Licensed System by an Authorized User if BNYM reasonably believes conduct of the Authorized User would constitute a breach of this Appendix B if committed by the Company, constitutes negligent conduct or willful misconduct, or constitutes a breach of a duty of the Authorized User or the Company imposed by this Appendix B, applicable Documentation or applicable Terms of Use.

2.19Communications with Third Parties regarding Component System Services. The Company shall be solely responsible for communicating with third parties to the extent such is reasonably required for services to be provided in accordance with the Documentation for the particular Component System.

2.20Compliance with Terms Of Use. The Company's and, to the extent applicable in connection with a particular Component System, each Authorized User's use of a Component System, a BNYM Web Application and any other access site or access method to a particular Component System shall be conducted in material compliance with applicable Terms of Use. In addition, Authorized Users shall be required to comply with requirements set forth in applicable Documentation, including requirements relating to Security Codes, as a condition to use of particular Component Systems.

2.21Third Party Providers To The Company. The Company shall have sole responsibility to maintain through itself or its agents all agreements with third party providers that may be appropriate for use of a Component System and to pay as they come due all fees and charges associated with such agreements either directly or as passed through on invoices of BNYM.

2.22Fees. The Company shall be obligated to pay to BNYM such fees and charges for access and use of any part of the Licensed System as may be set forth in the Fee Agreement and such fees and charges shall be paid in accordance with any applicable provisions set forth in the Main Agreement.

SECTION 3. PROVISIONS REGARDING BNYM.

3.1Right to Modify. BNYM may alter, modify or change the Licensed System or any component, code, language, function, format, design, architecture, security measure or other element of whatsoever nature of the Licensed System and implement such alterations, modifications and changes into the Documentation and/or the Licensed System as Updates or Upgrades applicable to Company's continued use of the Licensed System after such implementation; provided, however, at no time shall this section be interpreted in such a manner as to allow BNYM by such alterations, modifications or changes to alter the License granted by Section 2.1 or modify any other service obligation of BNYM under this Agreement.

3.2Training and Product Assistance. BNYM agrees to use commercially reasonable efforts to provide requested training and Product Assistance for Company's personnel at BNYM's facilities or at

Company's facilities in connection with access to and use of the Licensed System and subsequent Updates, as reasonably requested by Company, at BNYM 's then-current charges and rates for such services. All reasonable travel and out-of-pocket expenses incurred by BNYM personnel in connection with and during such training or Product Assistance shall be borne by Company upon pre- approval in writing.

3.3Monitoring. BNYM is not responsible for Company's or Authorized User's use of the Licensed System but shall have the right to monitor such use on BNYM's network solely to verify compliance with the terms and conditions set forth herein and for operational purposes related to the delivery of services by the Licensed System.

3.4BNYM Failure to Receive Data. BNYM shall not be liable for data or information which the Company, an Authorized User or an agent of either transmits or attempts to transmit to BNYM in connection with its use of a Component System and which is not received by BNYM or for any failure of a Component System to perform a function in connection with any such data or information. BNYM shall not be obligated to ascertain the accuracy, actual receipt by it or successful transmission to it of any data or information in connection with the Company's or an Authorized User's use of a Component System or to confirm the performance of any function by a Component System based on the transmission of instructions, data or information to BNYM in connection with such use by the Company or an Authorized User. Sole responsibility for the foregoing shall rest with the party initiating the transmission.

3.5ACH Activity. To the extent contemplated by the Documentation, and to the extent authorized by the Company and agreed to by BNYM in its sole discretion, BNYM will accept bank account information over the Internet or other communication channel from Authorized Users and take such other actions as may be appropriate to facilitate movement of money to and from shareholder accounts through the Automated Clearing House ("ACH"). The Company shall be solely responsible for all market risk (gain/loss liability) associated with transactions utilizing the ACH process.

SECTION 4. OWNERSHIP RIGHTS AND OTHER RIGHTS.

4.1BNYM Ownership.

(a)BNYM and its licensors, subcontractors and suppliers will continue to own all of their respective right, title, and interest, including Intellectual Property Rights, in and to (i) the BNYM System and the Proprietary Items, regardless of any participation, contributions, collaboration or other participation of the Company in or to the foregoing, and including any part of the foregoing that may be created by or on behalf of, at the direction of or pursuant to business requirements and other specifications provided by the Company, such as, but not limited to, Company Modifications, and (ii) all data and information in the BNYM System that is not Company Data. For purposes of clarification: the BNYM System and any modifications to the BNYM System or a Proprietary Item, whether or not ordered or paid for by the Company as a customization, are not intended to be and are not a "works made for hire" under Section 101 of the Copyright Act or under any other applicable law, remain proprietary to and the exclusive property of BNYM and accordingly Company hereby transfers, conveys and assigns any ownership interests or intellectual property rights it may have in and to Proprietary Items to BNYM. To the extent reasonably requested by BNYM, Company shall cooperate with BNYM, at BNYM's expense, to cause to vest in BNYM any ownership interests or Intellectual Property Rights in any of the forgoing that do not automatically vest in BNYM.

(b)In the event a Company Web Application contains a Proprietary Item or other intellectual property of BNYM, including, but not limited to, rights in copyrighted works, trademarks and trade dress, BNYM shall retain all rights in such Proprietary Item or other intellectual property. To the extent a Proprietary Item or other intellectual property of BNYM is duplicated within a Company Web Application to replicate the "look and feel," "trade dress" or other aspect of the appearance or functionality of a BNYM Web Application or other component of the BNYM System, BNYM grants to the Company a limited, non-exclusive, non-transferable right to use such Proprietary Item or other intellectual property for the duration of its authorized use of the applicable Component System. The right granted by the foregoing sentence is limited to the intellectual property needed to replicate the appearance of the particular BNYM Web Application or other component of the BNYM System and does not extend to any other Proprietary Item or other intellectual property owned by BNYM.

Company shall immediately cease using such Proprietary Item or other intellectual property immediately upon termination of the Licensed Rights governing the relevant Component System.

(c)This Agreement is not an agreement of sale, and no title, patent, copyright, trademark, service mark, trade secret, intellectual property or other ownership rights to any Proprietary Items are transferred to Company by virtue of this Agreement. Upon BNYM's request, the Company shall promptly inform BNYM in writing of the quantity and location of any tangible Proprietary Item furnished to Company in connection with this Agreement. Nothing contained in this Agreement, no disclosure of BNYM Confidential Information and no use of Proprietary Items hereunder shall be construed as granting to or conferring on Company any rights, by license or otherwise, for any invention, discovery or improvement made, conceived, or acquired by BNYM prior to or after the date hereof. No patent application that may hereafter be made, and no claim to any trade secret or other protection, shall be prejudiced by any disclosure of Confidential Information or use of Proprietary Items hereunder. Any sale, assignment or transfer of any nature or in any manner, or any attempt to do such, by Company or any party through Company of any ownership interest or Intellectual Property Right of BNYM in the Proprietary Items shall be void. Any subcontracting or delegation of any right to access or use a Proprietary Item and any subcontracting for or delegation of the performance of any activities or functions involved in accessing or using a Proprietary Item shall be void and unenforceable against BNYM.

4.2Company Ownership. Company will own its respective right, title, and interest, including Intellectual Property Rights, in and to the Company Data. Company hereby grants BNYM a limited, nonexclusive, nontransferable license to access and use the Company Data, and consents to BNYM's permitting access to, transferring and transmitting Company Data, all as appropriate to Company's use of the Licensed Rights or as contemplated by the Documentation.

4.3Mutual Retention of Certain Rights. Each party acknowledges and agrees that, other than the Licensed Rights provided for by Section 2.1 of this Appendix B, this Agreement does not give a party any right, title or interest in or to any ownership or other rights of the other party to property. Any software, interfaces or other programs a party provides to the other party hereunder (i) shall be used solely by such receiving party and only during the term of the Agreement and only for the purpose it was provided and in accordance with the provisions of this Agreement, and (ii) shall not be used by such party or any affiliate for any other purpose or to connect to or with any other person. To the extent the Intellectual Property Rights of one party are cached to expedite communication, such party grants to the other party a limited, non-exclusive, non-transferable right to use such Intellectual Property Rights for a period of time no longer than that reasonably necessary for the communication and a party shall immediately cease using such Intellectual Property Rights immediately upon termination of the Licensed Rights governing the relevant Component System.

4.4Use of Hyperlinks. To the extent use of hyperlinks is contemplated by the Documentation for a particular Component System: The Company hereby grants to BNYM a royalty-free, nonexclusive, nontransferable and revocable right to use the Company's hyperlink in connection with the relevant Licensed Services; BNYM hereby grants to the Company a royalty-free, nonexclusive, nontransferable and revocable right to use BNYM 's hyperlink in connection with providing the relevant Licensed Services; each party shall reasonably cooperate with the other party concerning the placement, location and destination of such hyperlinks; and a party shall immediately cease using another party's hyperlink immediately upon termination of the Licensed Rights governing the relevant Component System.

4.5Use of Marks. To the extent one party's Marks must be utilized by the other party in connection with the operation of a particular Component System or the Licensed Services related to the particular Component System: the Company hereby grants to BNYM a non-exclusive, limited right to use its Marks solely in connection with the Licensed Services provided by the Component System;

BNYM hereby grants to the Company a non-exclusive, limited right to use its Marks solely in connection with the Licensed Services provided by the Component System; all use of Marks shall be in accordance with the granting party's reasonable policies regarding the advertising and usage of its Marks as established from time to time; the Company hereby grants BNYM the right to display the Company's Mark's on applicable BNYM Web Applications and in advertising and marketing materials related to the BNYM Web Application and the Licensed Services provided by the relevant Component System; each party shall retain all right, title and interest in and to its Marks worldwide, including any goodwill associated therewith, subject to the limited right granted in this Section 4.5; use of the Marks hereunder by the grantee pursuant to this limited right shall inure to the benefit of the trademark owner and grantees shall take no action that is inconsistent with the trademark owner's ownership thereof; each party shall exercise reasonable efforts within commercially reasonable limits, to maintain all on- screen disclaimers and copyright, trademark and service mark notifications, if any, provided to it by the other party in writing from time to time, and all "point and click" features relating to Authorized Users' acknowledgment and acceptance of such disclaimers and notifications; and a party shall immediately cease using another party's Marks immediately upon termination of the Licensed Rights governing the relevant Component System.

SECTION 5. INDEMNIFICATION; WARRANTIES.

5.1Infringement Indemnification.

(a)BNYM shall defend and indemnify Company against any third party claim alleging that the Licensed System infringes in any material respect upon any United States patent or copyright or any trade secret or other proprietary right of any person. BNYM shall have no liability or obligation under this Section 5.1 unless Company gives written notice to BNYM within ten (10) days (provided that later notice shall relieve BNYM of its liability and obligations under this Section 5.1 only to the extent that BNYM is prejudiced by such later notice) after any applicable infringement claim is initiated against Company and allows BNYM to have sole control of the defense or settlement of the claim. The remedies provided in this Section 5.1 are the Company's sole remedies for third party claims against the Company alleging infringement by the Licensed System. If any applicable claim is initiated, or in BNYM's sole opinion is likely to be initiated, then BNYM shall have the option, at its expense, to:

(i)modify or replace the Licensed System or the infringing part of the Licensed System so that the Licensed System is no longer infringing; or

(ii)procure the right to continue using or providing the infringing part of the Licensed System; or

(iii)if neither of the remedies provided for in clauses (i) and (ii) can be accomplished in a commercially reasonable fashion, eliminate the infringing part of the Licensed System from the Licensed System and refund any fees paid by the Company with respect the infringing part for future periods.

(b)Neither BNYM nor any Third Party Provider shall have any liability under any provision of this Agreement with respect to any performance problem, warranty, claim of infringement or other matter to the extent attributable to (i) Company's use of a Proprietary Item in a negligent manner or any manner not consistent with this Appendix B or Company's breach of this Appendix B; (ii) any modification or alteration of a Proprietary Item made by anyone other than BNYM or made by BNYM at the request or direction of the Company, (iii) BNYM's compliance with the instructions or requests of Company relating to a Proprietary Item; (iv) any combination of a Proprietary Item with any item, service, process or data not provided by BNYM, (v) third parties gaining access to a Proprietary Item due to acts or omissions of Company, (vi) third party software not recommended by BNYM or the use of open source software, (vii) Company's failure to license and maintain copies of any third-party software required to operate the any BNYM Software, (viii) Company's failure to operate the BNYM Software in accordance with the Documentation, or (ix) Data Faults (collectively, "Excluded Events"). Company will indemnify, and with respect to third party claims will defend, and hold harmless BNYM and Third Party Providers from and against any and all Loss and claims resulting or arising from any Excluded Events.

5.2BNYM Warranty. BNYM warrants that except for Direct Third Party Products, with respect to which no warranty is made, and subject to the last sentence of Section 2.3, the Licensed System, if used in accordance with applicable Documentation, will operate in material conformity with applicable Documentation, and in the event of a breach of this Section 5.2 BNYM shall take commercially reasonable actions to restore performance of the Licensed System to the requirements of the foregoing warranty.

5.3Warranty Disclaimer. THE LICENSED SYSTEM AND ALL RELATED SERVICES ARE MADE AVAILABLE TO COMPANY ON AN "AS IS", "AS AVAILABLE" BASIS. UNLESS A SPECIFIC WARRANTY IS EXPRESSLY GIVEN IN THIS APPENDIX B, NO WARRANTY OF ANY NATURE, EXPRESS OR IMPLIED, IS MADE IN THIS APPENDIX B, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE AVAILABILITY, CONDITION, MERCHANTABILITY, NON-INFRINGEMENT, DESIGN, OPERATION OR FITNESS FOR OR SATISFACTION IN REGARDS TO A PARTICULAR PURPOSE.

5.4Limitation of Warranties. The warranty made by BNYM in this Appendix B, and the obligations of BNYM under this Appendix B, run only to Company and not to its affiliates, its customers or any other persons.

SECTION 6. OTHER PROVISIONS.

6.1Scope of Services. The scope of services to be provided by BNYM under this Agreement shall not be increased as a result of new or revised legal, regulatory or other requirements that may become applicable with respect to the Company, unless the parties hereto expressly agree in writing to any such increase. BNYM shall not be obligated to develop or implement Upgrades, but to the extent it elects to do so Section 3.1 shall apply.

6.2Additional Provision Regarding Governing Law. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Uniform Computer Information Transaction Act drafted by the National Conference Of Commissioners On Uniform State Laws, or a version thereof, or any law based on or similar to such Act ("UCITA"), if and as adopted by the jurisdiction whose laws govern with respect to this Agreement in any form, shall not apply to this Agreement or the activities contemplated hereby. To the extent UCITA is applicable notwithstanding the foregoing, the parties agree to opt out of the applicability of UCITA pursuant to the "opt out" provisions contained therein.

6.3Third Party Providers. Except for those terms and conditions that specifically apply to Third Party Providers, under no circumstances shall any other person be considered a third party beneficiary of this Agreement or otherwise entitled to any rights or remedies under this Agreement. Except as may be provided in Third Party Agreements, Company shall have no rights or remedies against Third Party Providers, Third Party Providers shall have no liability of any nature to the Company, and the aggregate cumulative liability of all Third Party Providers to the Company shall be $1.

6.4Liability Provisions.

(a)Notwithstanding any provision of the Main Agreement or this Appendix B, BNYM shall not be liable under this Appendix B under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other damages which are not direct damages regardless of whether such damages were or should have been foreseeable and regardless of whether any entity has been advised of the possibility of such damages, all and each of which damages is hereby excluded by agreement of the parties.

(b)Notwithstanding any provision of the Main Agreement or this Appendix B, BNYM's cumulative, aggregate liability to the Company for any Loss, including Loss arising from Claims for indemnification pursuant to the Main Agreement and this Appendix B, that arises or relates to a term of this Appendix B, the recovery of which is not otherwise excluded or barred by another provision of this Agreement, shall not exceed the fees paid by Company to BNYM for use of the particular Component System with respect to which the claim of Loss was made for the six (6) months immediately prior to the date the last claim of Loss relating to the particular Component System arose.

(c)In the event of a material breach of this Appendix B by BNYM with respect to the operation of a particular Component System, Company's sole and exclusive termination remedy shall be to terminate the Licensed Rights granted by this Appendix B to the particular Component System with respect to which the material breach occurred by complying with the notice and cure period provisions in the Main Agreement applicable to a material breach of the Agreement, but the Company shall not be entitled to terminate any other provision of the Agreement or the Licensed Rights with respect to any other Component System. For purposes of clarification: The foregoing sentence is not intended to restrict, modify or abrogate any remedy available to a Company under another provision of the Agreement for a breach of Appendix B by BNYM other than the termination remedy.

6.5Assignment. Notwithstanding any provision of the Main Agreement or this Appendix B, except as expressly provided in Section 2.1 of this Appendix B, Company may not, and shall not under any circumstances, assign, license, sublicense, grant rights to use, delegate, outsource, or otherwise transfer any Licensed Rights or any right in or part thereof or any obligation under this Appendix B, and any such assignment, licensing, sublicensing, grant of rights, delegation, outsourcing or transfer, or attempt to do any of the foregoing, shall be voidable at the any time thereafter in the sole and absolute discretion of BNYM.

6.6Return of Proprietary Items. Upon a termination of this Agreement or a termination of the right to use the Licensed System or a right to use a particular Component System, or at the end of a Continuation Period (as defined in Section 6.15), as applicable, Company shall immediately cease attempts to access and use the relevant Component Systems and related Proprietary Items, and Company shall promptly return to BNYM all copies of the relevant Documentation and any other related Proprietary Items then in Company's possession. Company shall remain liable for any payments due to BNYM with respect to the period ending on the date of termination or any Continuation Period, as applicable, and any charges arising due to the termination.

6.7Conflicts. Applicable terms of the Main Agreement shall apply to this Appendix B but any conflict between a term of the Main Agreement and this Appendix B shall be resolved to the fullest extent possible in favor of the term in this Appendix B.

6.8Exclusivity. Company shall solely and exclusively use the Licensed System to perform the computing functions and services made available to the Company by the Licensed System. For clarification: this means the Company will not use any system, subsystem, component or functionality of another service provider to perform functions or services similar to those provided by the Licensed System that in any way transmits data or instructions into, derives data from, changes data in, or otherwise interacts in any manner with the BNYM System.

6.9Term. The term of this Appendix B shall be the same as the term in effect for the Main Agreement, including with respect to any renewal terms. Additionally, with respect to each Component System to which the Company is given access and use, the term applicable to BNYM's obligation to furnish the Component System and the Company's obligation to pay the fees and charges applicable to the Component System ("Component System Obligations") shall be the same as the term applicable to the Core Services, including with respect to any renewal term. For clarification: this Appendix B and the Component System Obligations may be terminated only in connection with a termination of the Main Agreement in accordance with the termination provisions set forth in the Main Agreement, except where this Appendix specifically sets forth an additional termination right.

6.10Confidentiality. Company agrees to maintain the confidentiality of and protect the Proprietary Items and to prevent access and use not permitted hereunder with at least the same degree of care that it utilizes with respect to its own proprietary and nonpublic material, including without limitation agreeing:

(a)not to disclose to or otherwise permit any person access to, in any manner, the Proprietary Items, or any part thereof in any form whatsoever, except that such disclosure or access shall be permitted to an employee of Company in the course of his or her employment and who is bound to maintain the confidentiality thereof;

(b)not to use the Proprietary Items for any purpose other than in connection with the Company's exercise of the Licensed Rights, without the consent of BNYM; and

(c)to promptly report to BNYM any facts, circumstances or events that are reasonably likely to constitute or result in a breach of this Section 6.10 or a breach of Section 18 of the Main Agreement with respect to the Proprietary Items, and take all reasonable steps requested by BNYM to prevent, control, remediate or remedy any such facts, circumstances or events or any future occurrence of such facts, circumstances or events.

6.11Provisions Applicable Solely to IAM. In connection with any permitted access and use of IAM, the Company agrees, at its expense, to;

(a)Provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain a Company Web Application as contemplated by IAM Documentation, including the functionality necessary to maintain the hypertext links to IAM ("Company IAM Site");

(b)Promptly provide BNYM written notice of changes in Fund policies or procedures requiring changes to the IAM settings or parameters or services ("Parameter Changes"); provided, however, this provision shall be interpreted to require BNYM to modify only adjustable settings and parameters already provided for in IAM in response to a Parameter Change and not to require BNYM to effect any Upgrade;

(c)Reasonably cooperate with BNYM to develop Internet marketing materials for Permitted Users and forward a copy of appropriate marketing materials to BNYM;

(d)Promptly revise and update applicable prospectuses and other pertinent materials, such as user agreements, to include the appropriate consents, notices and disclosures, including disclaimers and information reasonably requested by BNYM;

(e)With respect to the Company IAM Site, maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by BNYM in writing from time to time, and all "point and click" features relating to acknowledgment and acceptance of such disclaimers and notifications; and

(f)Design and develop the Company IAM Site functionality necessary to facilitate, implement and maintain the hypertext links to IAM and the various inquiry and transaction web pages and otherwise make the Company IAM Site available to Permitted Users.

6.12Termination and Suspension by BNYM.

(a)In the event of a material breach of this Appendix B by Company, BNYM may terminate the Licensed Rights in their entirety and all access to and use of the Licensed System by complying with the notice and cure period provisions in the Main Agreement applicable to a material breach of the Agreement.

(b)In the event BNYM reasonably believes in good faith that any activity of the Company or an Authorized User (i) constitutes a breach of a provision of this Appendix B governing access to or use of the BNYM System, including without limitation Section 2.12(a), or (ii) presents a threat to the integrity or security of the BNYM System or the information contained within it (a "Use Incident"), BNYM may without incurring any liability hereunder, temporarily suspend access to and use of the Licensed System or a Component System solely for the amount of time necessary for the investigation and resolution of the issues, and shall notify the Company as soon as practicable under the circumstances of such action and the conduct believed to be a Use Incident. BNYM shall exercise this right with diligence to minimize the impact of any such suspension. The parties agree to promptly cooperate in good faith to address such issues. The Company shall indemnify BNYM for all Loss, and to the extent applicable defend BNYM against all Loss, without limitations of any nature under the Main Agreement, resulting from or arising out of or in connection with a Use Incident attributable to conduct of the Company, an Authorized User, or any person obtaining access to the Licensed System by or through such persons or through use of any Security Code, whether or not Company or an Authorized User authorized such access.

6.13Equitable Relief. Company agrees that BNYM would not have an adequate remedy at law in the event of a breach or threatened breach of a Use Provision by the Company and that BNYM would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event Company breaches or threatens to breach a Use Provision, in addition to and not in lieu of any legal or other remedies BNYM may pursue hereunder or under applicable law, Company hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, BNYM's ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

6.14Survival. Sections 2.1(b), 2.12, 4.1, 4.2, 4.3, 6.10, provisions which by their nature are applicable after an agreement termination, provisions expressly stated to survive termination and any provisions appropriate to interpret such provisions or to determine the rights or obligations of the parties surviving termination of the Agreement by law, shall survive any termination of the Main Agreement, this Appendix B or the Licensed Rights.

6.15Provisions Applicable Solely to the 22c-2 System. In connection with any permitted access and use of the 22c-2 System, the Company agrees as follows:

(a)Definitions. The following terms have the following meanings solely for purposes of this Section 6.15:

"Commercially Reasonable Efforts" means efforts that are reasonable under the circumstances for a well managed company in the securities processing industry.

"Company 22c-2 Data" means, collectively, the Fund Data, the Shareholder Data and the Supplemental Data.

"Company Database" means the database maintained within the 22c-2 System by and for Company containing the Company 22c-2 Data.

"Financial Intermediary" means a financial intermediary as that term is defined in Rule 22c-2.

"Front End Data" means the transaction data relating to the Funds and the accounts of Shareholders of the Funds (i) specified by applicable Documentation for use within the 22c-2 System to yield reports intended to assist the Company in determining the Financial Intermediaries from which additional transactional details could be requested for purposes of compliance with Rule 22c-2, and (ii) which has been selected by the Company and transmitted to the Company Database.

"Fund Data" means, collectively, the Front End Data and the Fund Settings.

"Fund Settings" means the Fund preferences, parameters, rules and settings inputted into the Company Database and 22c-2 System by Company to administer a Fund's Rule 22c-2 policies.

"Rule 22c-2" means Rule 22c-2 of the SEC promulgated under the 1940 Act.

"Shareholder" means a shareholder, as that term is defined in Rule 22c-2, of any of the Funds.

"Shareholder Data" means the transaction data with respect to Shareholders in a Fund requested by Company that a Financial Intermediary, for access and use by Company in the 22c-2 System, (i) delivers to BNYM by a Designated Method, or (ii) delivers to Company and is inputted into the Company Database by Company.

"SRO" means any self-regulatory organization, including national securities exchanges and national securities associations.

"Supplemental Data" means any data or information, other than the Shareholder Data and Fund Data, inputted into the Company Database by Company, or provided to BNYM and inputted into the Company Database by BNYM as an additional service, that Company has reasonably determined is necessary in the operation of the 22c-2 System for purposes of compliance with Rule 22c-2.

(b)Availability. BNYM shall make the 22c-2 System available to Company from 8:00 a.m. to 6:00 p.m., Eastern Time, during days the New York Stock Exchange is open for trading, except for periods therein in which BNYM suspends access for maintenance, backup, updates, upgrades, modifications required due to changes in applicable law, or other commercially reasonable purposes as reasonably determined by BNYM. BNYM will use Commercially Reasonable Efforts to limit any periods of nonavailability due to the foregoing activities.

(c)Third Party Provisions. Company's use of the 22c-2 System shall be subject to the terms and conditions contained in BNYM's agreements with Third Party Providers that BNYM is required by such agreements to apply to users of the software or services of the particular Third Party Provider to the extent notified of such terms and conditions by BNYM.

(d)BNYM Modifications. Company hereby accepts all such modifications, revisions and updates, including changes in programming languages, rules of operation and screen or report format, as and when they are implemented by BNYM, and agrees to take no action intended to have or having the effect of canceling, reversing, nullifying or modifying in any fashion the operation or results of such modifications, revisions and updates. BNYM will make Commercially Reasonable Efforts to give Company advance written notice before any such modifications, revisions or updates to the 22c-2 System go into effect.

(e)Shareholder Data.

(1)Company acknowledges that Financial Intermediaries, not BNYM, provide the Shareholder Data, that Company's access to the Shareholder Data through use of the 22c-2 System is dependent upon delivery of the Shareholder Data by the Financial Intermediaries, and that BNYM is not responsible or liable in any manner for any act or omission by a Financial Intermediary with respect to the delivery of Shareholder Data. Company also acknowledges that Financial Intermediaries may deliver Shareholder Data which modifies Shareholder Data previously delivered or may refuse to provide Shareholder Data and that BNYM is not responsible or liable in any manner for any such modification of Shareholder Data or any such refusal to deliver Shareholder Data.

(2)Company has sole responsibility for authorizing and directing a Financial Intermediary to deliver Shareholder Data that Company may require for purposes of Rule 22c-2. BNYM shall be obligated to receive and input into the Company Database only that Shareholder Data which has been delivered by a Financial Intermediary through the facilities maintained for such purpose by the NSCC or through the internal communications links provided in the 22c-2 System ("Designated Methods"). Company shall be solely responsible for inputting into the Company Database and the 22c-2 System any Shareholder Data delivered by a method other than a Designated Method.

(f)Company 22c-2 Data. As between Company and BNYM, Company alone shall be responsible for obtaining all Fund Data, Shareholder Data and Supplemental Data that Company determines is required in connection with its use of the 22c-2 System. As between Company and BNYM, Company is also exclusively responsible for (i) the accuracy and adequacy of all Company 22c-2 Data; (ii) the review for accuracy and adequacy of all output of the 22c-2 System before reliance or use (provided the 22c-2 System is operating in accordance with the Documentation); and (iii) the establishment and maintenance of appropriate control procedures and back up procedures to reduce any loss of information, interruption or delay in processing Company 22c-2 Data after received by Company. Company shall comply with all applicable laws and obtain all necessary consents from any person, including Financial Intermediaries, regarding the collection, use and distribution to BNYM of Company 22c-2 Data as contemplated herein and of any other information or data regarding Company and the Funds that Company provides or causes to be provided for the purposes set forth herein.

(g)Communications Configuration. Company shall be responsible, at its expense, for procuring and maintaining the communications equipment, lines and related hardware and software reasonably specified by BNYM to comprise the communications configuration required for Company to use the 22c-2 System and any Updates and General Upgrades to the communications configuration.

(h)Front End Data. As between Company and BNYM, Company shall be solely responsible for selecting Front End Data, identifying it to BNYM and directing BNYM to transmit the identified Front End Data from the BNYM transfer agent system to the Company 22c-2 Database in the 22c-2 System. Company hereby authorizes BNYM to transmit Front End Data to the 22c-2 System without further action on anyone's part upon receiving a communication from Company identifying Front End Data for transmission to the 22c-2 System.

(i)Restricted Use of Company 22c-2 Data. The Company 22c-2 Data constitutes "Confidential Information" for all purposes of Section 18 and other applicable provisions of the Main Agreement. As between the Company and BNYM, title to all Company 22c-2 Data and all related intellectual property and other ownership rights shall remain exclusively with Company. Company authorizes BNYM to maintain and use Company 22c-2 Data solely in the manner contemplated by applicable Documentation and this Agreement and to aggregate Company 22c-2 Data in the Company Database with data of other users of the 22c-2 System to analyze and enhance the effectiveness of the 22c-2 System and to create broad-based statistical analyses and reports for users and potential users of the 22c-2 System and industry forums.

(j)Application of Results. Except to the extent that the results are inaccurate due to BNYM's gross negligence, willful misconduct or reckless disregard, neither BNYM nor any Third Party Provider shall have liability for any loss or damage resulting from any application of the results, or from any unintended or unforeseen results, obtained from the use of the 22c-2 System or any related service provided by BNYM.

(k)Exclusion for Unauthorized Actions. Neither BNYM nor any Third Party Provider shall have any liability with respect to any performance problem, warranty, claim of infringement or other matter to the extent attributable to any unauthorized or improper use, alteration, addition or modification of the 22c-2 System by Company, any combination of the 22c-2 System with software not specified by applicable Documentation and any other use of the 22c-2 System in a manner inconsistent with this Agreement or applicable Documentation.

(l)Disclaimer. BNYM DOES NOT WARRANT THAT USE OF THE 22C-2 SYSTEM BY COMPANY GUARANTEES COMPLIANCE WITH RULE 22C-2 OR ANY OTHER FEDERAL,

STATE, LOCAL OR SRO LAW OR REGULATION. BNYM DOES NOT ASSUME ANY RESPONSIBILITY FOR ANY ASPECT OF LEGAL AND REGULATORY COMPLIANCE BY OR ON BEHALF OF COMPANY, NOR SHALL COMPANY REPRESENT OTHERWISE TO ANY PERSON. COMPANY'S USE OF THE 22C-2 SYSTEM AND ANY OTHER SERVICES PROVIDED UNDER THIS AGREEMENT SHALL NOT BE DEEMED LEGAL ADVICE.

(m)Hardware Disclaimer. Under no circumstance shall BNYM or a Third Party Provider be liable to Company or any other Person for any loss of profits, loss of use, or for any damage suffered or costs and expenses incurred by Company or any Person, of any nature or from any cause whatsoever, whether direct, special, incidental or consequential, arising out of or related to computer hardware.

(n)Termination by BNYM. BNYM may immediately terminate Company's right to use and Company's access to and use of the 22c-2 System upon the occurrence of any of the following events:

(i)Company engages in conduct which infringes or exceeds the scope of the right granted to Company by Section 2.1 of this Appendix B and does not cure the breach within ten (10) business days after receiving written notice from BNYM; or

(ii)A Third Party Provider terminates any relevant agreement the Third Party Provider has with BNYM that is necessary in order for BNYM to be able to license (or continue to license) the 22c-2 System to Company. BNYM agrees to provide Company with as much notice of such termination as BNYM receives from the Third Party Provider.

(o)Continuation Period. In the event the Agreement is terminated and in connection with such a termination the parties agree that Company will continue to have access to and use of the 22c-2 System, then the terms of this Agreement shall apply during any such continuation period. The term of any such continuation period shall be day to day and the continuation period may be terminated immediately by either party at any time by written notice notwithstanding the contents of any notice or other communication the parties may exchange, unless both parties agree in writing to such contents. A continuation period as described in this subsection (o) is referred to herein as a "Continuation Period".

(p)Effect of Termination. Following a termination of the Agreement or at the end of a Continuation Period, as applicable, BNYM will (i) dispose of all Company 22c-2 Data in accordance with its applicable backup and data destruction policies, and (ii) use good faith efforts to make electronic copies of Company 22c-2 Data in existing report formats of the 22c-2 System to the extent reasonably requested by Company no less than thirty (30) days in advance of the termination of the Agreement.

(q)This Section 6.15 shall benefit and be enforceable by Third Party Providers of the 22c-2 System.

6.16Internet and Mobile Applications.

(a)Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that to the extent the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties, each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet.

(b)In connection with the use of any device by the Company or an Authorized User which utilizes a wireless connection, whether to a router or other computer equipment or to a wireless telecommunications network or system, in whole or in part to access the BYNM System directly or through the Internet, BNYM shall not be responsible in any respect for the functions or malfunctions of such telecommunications network or system or wireless connection or for the loss of personal information or Security Codes or for events of identity theft occurring through such telecommunications network or system or wireless connection.

6.17.Requirement For Written Consent or Written Release. No failure to act, no omission, no failure to respond, object or deny consent, and no other instance of an absence of action or communication (collectively, "Forbearance") shall be construed as a consent or waiver (implied, constructive, deemed or otherwise) under this Appendix B. Any conduct (as defined in the Main Agreement) not expressly permitted by this Appendix B, notwithstanding any number of occurrences of the conduct, any number of requests to engage in the conduct, any failures of BNYM to discover the conduct and any number of related Forbearances, shall be prohibited in the absence of a written consent to the conduct or a written waiver of a relevant prohibition or restriction.

6.18Aggregation And Other Third Party Services.

(a)In the event (i) BNYM facilitates connectivity with, develops or implements functionality, APIs, transmission protocols or any other technological service, product or item that permits or enables a third party acting on behalf of the Company or an Authorized User to access or use a Component System or any part of the BNYM System for any purpose ("Connected Component"), including without limitation to access, use, extract, retrieve, input or modify Company Data or other confidential, private or personal information of the Company or an Authorized Use or to conduct financial or non- financial transactions (such access and use being an "Investment Service", and such third party being an "Investment Service Provider"), (ii) Company elects to access and use or permit Authorized Users to access and use a Connected Component, and (iii) in connection therewith the Company or a Authorized User furnishes one or more Security Codes to the Investment Service Provider:

(1)Company acknowledges that in order to permit an Investment Service Provider to provide an Investment Service BNYM may implement or operate information security processes, procedures, features or characteristics with respect to the Connected Component that differ from the information security processes, procedures, features and characteristics it maintains for some or all of the other components of the BNYM System ("Security Differences") and in consideration for its access and use of a Connected Component or for BNYM permitting Authorized Users to access and use a Connected System it consents to the existence of the Security Differences and agrees that the Security Differences do not constitute negligence or other Liable Conduct on the part of BNYM; and

(2)Company agrees that BNYM bears no liability or responsibility of any nature to Company for any Loss or other consequences arising to any extent from any access to or use of a Connected Component by or through an Investment Service Provider's technology system, and that it shall indemnify and defend BNYM in accordance with the terms of Section 17 of the Main Agreement for all Loss incurred by BNYM or its affiliates arising to any extent from any access to or use of a Connected Component by or through an Investment Service Provider's technology system.

(b)BNYM bears no liability or responsibility for Loss or other consequences arising from the use of a Security Code established by or for the Company or an Authorized User by any person not specifically permissioned by the Security Code to access and use the BNYM System or any of its Component Systems or from the use of such Security Code other than as specifically permissioned by the Security Code.

6.19Export Regulations. In order to facilitate compliance with regulations of the United States Government concerning the export of technical information, the parties agree that any technical information not in the public domain (whether written or otherwise) first received hereunder from the other or any technical information which may be developed by using such technical information received from the other, or any product utilizing technical information so received or developed, will not, without the prior written permission of the Disclosing Party, knowingly be transmitted by the

Receiving Party, directly or indirectly, to any of the restricted countries designated in the United States Government regulations, as issued from time to time relating to the exportation of technical data.

6.20Captions. The captions in this Attachment 1 to SOW#3 are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

[Remainder of Page Intentionally Blank]

EXHIBIT 1 TO APPENDIX B
Active Advisor/	A portal for trusts, financial advisors, broker/dealers and other financial
AdvisorCentral	intermediaries to view mutual fund and client account data on the transfer agent mainframe via the Internet if permitted access by Company and for Company back offices to view the same data.
ACE	ACE Settlement (Automated Control Environment) - Performs automated mutual fund settlement, dividend settlement, tax withholding tracking, and gain loss settlement and produces the supersheet that contains a summary of dollar and share activities. Includes in the foregoing all estimation functions previously performed by ACE Estimate.
AOS	AOS (Advanced Output Solutions) Digital Reports - Provides access to and the ability to print certain print/mail output generated by the Document Solutions system in connection with services provided to customers of clients, such as customer statements, customer confirmations and customer tax forms.
CMS*	(Customer Management Suite) - the combination of functionalities, systems and subsystems which together provide the following capabilities: workflow management, electronic document processing, integrated Web-based front-end processing, customer relationship management and automated servicing of brokers and investors. The principal subsystems are Correspondence, Customer
Relationship Manager (automates call center activities), Image and Operational
Desktop and includes E-Forms.
Data Delivery	(Includes DAZL - Data Access Zip Link) Applications which extract broker/dealer data at the representative level, branch level and broker/dealer level and third party administrator data from the transfer agent mainframe and transmits it to Company designated end users for viewing.
DRAS	(Data Repository and Analytics Suite) - a relational data base for management reporting which consists of the Company's entire customer information base as copied nightly from the transfer agent mainframe and includes an integrated reporting tool.
FPT	(Fund Pricing Transmission) (formerly known as PRAT) - application that receives fund price and rate information from fund accounting agents on a nightly basis, edits and performs quality control checks on the information, then uploads the prices and rates to the mainframe recordkeeping system, allows the user the ability to view, enter, upload, download, and print price/rate information.
FSR	(Full Service Retail) - principal transfer agent mainframe system which performs comprehensive processing and shareholder recordkeeping functions, including:
transaction processing (purchases, redemptions, exchanges, transfers, adjustments, and cancellations), distribution processing (dividends and capital gains), commission processing and shareholder event processing (automatic investment plans, systematic withdrawal plans, systematic exchanges); creating and transmitting standard and custom data feeds to support printed output
(statements, confirmations, checks), sales and tax reporting. FSR interfaces and exchanges data with various surround systems and subsystems and includes a functionality providing for direct online access. Also includes a functionality that temporarily stores systems-generated reports electronically before being transferred to COLD.

IAM	(Internet Account Management, also known as Active Investor) - application permitting account owners via the Internet to view account information and effect certain transactions and account maintenance changes and includes an administrator site. Optional security enhancements may be offered through this site.
IFM	(Intermediary Fee Management System) - application that facilitates the management, processing and payment of amounts owed by Funds to financial intermediaries as distribution expenses.
IFS	(Web Services/BOB/Statement) Back-office Browser, Web Services, Statement
Rendering, Social Security Database Administration Reporting APIs for client portal.
JIRA	Work management tool used to log and track issues encountered by clients or operations.
Mobius	Document management system that provides for the storage and retrieval of reports generated on a mainframe. Mobius replaced COLD.
NSCC*	(National Securities Clearing Corporation) - application allowing web-based utility at user's desktop to support processing linked to NSCC activity, including networking, Fund/SERV, DCC&S, Commission/SERV, mutual fund profile, and transfer of retirement assets, and includes NEWS (NSCC Exception Workflow
Processing) which provides for the inputting of reject and exception information to the NSCC system.
OOM	(Online Output Management) - functionality permitting user to view within the
Document Solutions processing system (performs print mail and tax form production and fulfillment services) the location of a specific output, such as a confirmation or statement, in the Document Solutions work flow.
SA3	(Subaccounting DRAS/SBO Applications) - Subaccounting management information system reporting.
SRP	SuRPAS Classic - provides mutual fund sub accounting record keeping functionality, trade aggregation, and fee calculation and payment to the broker dealer community and their asset manager partners. The application interfaces with multiple brokerage systems to enable trade placement, aggregation, settlement and reconciliation with any fund family. When integrated with a brokerage platform, mutual fund trading and settlement is streamlined and operationally efficient in support of the Asset Servicing business.
SR2	SuRPAS UI - Portal providing user interface to internal and external users to application functionality of the core SRP (SuRPAS Classic) platform.
Treasury Edge	Application permitting inquiry of ACH and wire activity and DDA information.
TRS	(Tax Reporting Service) - functionality performing all applicable federal and state tax reporting (tax form processing and corrections), tax-related information reporting, and compliance mailings (including W-9, W-8, RMD, B-Notice, and
C-Notice).
22c-2 System	The data warehousing, analytic and administrative applications together with the related software, interfaces, functionalities, databases and other components provided by BNYM to assist fund sponsors and their principal underwriters in satisfying requirements imposed by Rule 22c-2.

-------------------------------------------------------------------------------------

* For clarification: Company or an Authorized User may be given a right to access and use one or more separable components of this system rather than the entire system and any right to access and use one of more of such separable components is limited to the functionalities of the separable components even if certain of functionalities of the separable components may include integration points with functionalities of other system components.

[End to Exhibit 1 to Appendix B]

[End to Appendix B]

APPENDIX C

ANTI-MONEY LAUNDERING PROGRAM SERVICES

BNYM will perform the services described in Sections (1) through (7) of this Appendix C ("AML Services"). References to Sections in this Appendix C shall mean Sections of this Appendix C, unless stated otherwise.

(1)Anti-Money Laundering.

(A)BNYM will perform actions reasonably designed to assist the Fund in complying with Section 352 of the USA PATRIOT Act, as amended, as follows: BNYM will: (i) establish and implement written internal policies, procedures and controls reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with applicable provisions of the Bank Secrecy Act (31 U.S.C. 5311, et seq.) ("Bank Secrecy Act") and implementing regulations thereunder; (ii) provide for independent testing, by an employee who is not responsible for the operation of BNYM's anti-money laundering ("AML") program or by a qualified outside party, for compliance with BNYM's written AML policies and procedures; (iii) designate a person or persons responsible for implementing and monitoring the operation and internal controls of BNYM's AML program; (iv) provide ongoing training for appropriate persons, and (v) implement appropriate risk-based procedures for conducting ongoing shareholder due diligence to include but not be limited to (aa) understanding the nature and purpose of shareholder relationships for the purposes of developing a shareholder risk profile, and (bb) conducting ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update shareholder information, including information regarding the beneficial owners of legal entity shareholders.

(B)BNYM will provide to the Fund:

(i)a copy of BNYM's written AML policies and procedures, or, alternatively, access to such policies and procedures at a BNYM website;

(ii)a copy of the report prepared by independent accountants covering the independent accountants' examination of BNYM's AML controls and control objectives; and

(iii)a summary of the training provided pursuant to clause (iv) of subsection (A) above.

(C)BNYM agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. Without limiting or expanding subsections (A) or

(B)above, the parties agree this Section (1) relates solely to Fund compliance with Section 352 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.

(2)Foreign Account Due Diligence.

(A)To assist the Fund in complying with requirements regarding a due diligence program for "foreign financial institution" accounts in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 312 of the USA PATRIOT Act, as amended ("FFI Regulations"), BNYM will do the following:

(i)Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a "foreign financial institution" (as defined in 31 CFR 1010.605(f))("Foreign Financial Institution");

(ii)Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(iii)Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 1010.610), and assign a risk category to each such Foreign Financial Institution account;

(iv)Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v)Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vi)Adopt and operate enhanced due diligence policies for certain Foreign Financial Institution accounts in compliance with 31 CFR 1010.610(b);

(vii)Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts;

(viii)Establish and operate internal controls to identify, detect and prohibit any new accounts wherein a customer does not have a U.S. social security number and a U.S. address; and

(ix)Report to the Fund about measures taken under (i)-(viii) above.

(B)Nothing in Section (2) shall be construed to require BNYM to perform any course of conduct that is not required for Fund compliance with the FFI Regulations.

(C)Without limiting or expanding subsections (A) or (B) above, the parties agree this Section (2) relates solely to Fund compliance with Section 312 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.

(3)Customer Identification Program.

(A)To assist the Fund in complying with requirements regarding a customer identification program in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 326 of the USA PATRIOT Act ("CIP Regulations"), BNYM will do the following:

(i)Implement procedures which require that prior to establishing a new account in the Fund BNYM obtain the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the "Data Elements") for the "Customer" (defined for purposes of this Agreement as provided in 31 CFR 1024.100(c)) associated with the new account.

(ii)Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which BNYM may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 1024.220), and may include procedures under which BNYM personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first- level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 1024.220(a)(3).

(iv)Regularly report to the Fund about measures taken under (i)-(iii) above.

(v)If BNYM provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, BNYM will work with the Fund to notify prospective Customers, consistent with 31 CFR 1024.220(a)(5), about the program conducted by the Fund in accordance with the CIP Regulations.

(B)To assist the Fund in complying with the Customer Due Diligence Requirements for Financial Institutions promulgated by FinCEN (31 CFR § 1020.230) pursuant to the Bank Secrecy Act ("CDD Rule"), BNYM will maintain and implement written procedures that are reasonably designed to:

(i)Obtain information of a nature and in a manner permitted or required by the CCD Rule in order to identify each natural person who is a "beneficial owner" (as that term is defined in the CDD Rule) of a legal entity at the time that such legal entity seeks to open an account as a shareholder of the Fund, unless that legal entity is excluded from the CDD Rule or an exemption provided for in the CDD Rule applies; and

(ii)Verify the identity of each beneficial owner so identified according to risk based procedures to the extent reasonable and practicable, in accordance with the minimum requirements of the CDD Rule.

(C)Nothing in Section (3) shall be construed to require BNYM to perform any course of conduct that is not required for Fund compliance with the CIP Regulations or CDD Rule, including by way of illustration not limitation the collection of Data Elements or verification of identity for individuals opening Fund accounts through financial intermediaries which use the facilities of the NSCC.

(D)BNYM agrees to permit inspections relating to the CIP services provided hereunder by U.S. Federal departments or regulatory' agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the CIP services provided hereunder as such examiners shall reasonably request.

(E)CIP Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNYM's affiliates are financial institutions, and BNYM may, as a matter of policy, request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. BNYM may also ask (and may have already asked) for additional identifying information, and BNYM may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(4)FinCEN Requests Under USA PATRIOT Act Section 314(a). BNYM will provide the services set forth in this Section (4) with respect to FinCEN Section 314(a) information requests ("Information Requests") received by the Fund. Upon receipt by BNYM of an Information Request delivered by the Fund in full compliance with all 314(a) Procedures (as defined below), BNYM will compare appropriate information contained in the Information Request against relevant information contained in account records maintained for the Fund. Information relating to potential matches resulting from these comparisons, after review by BNYM for quality assurance purposes ("Comparison Results"), will be made available to the Fund in a timely manner. In addition, a potential match will be analyzed by BNYM in conjunction with other relevant activity contained in records for the particular relevant account, and if, after such analysis, BNYM determines that further investigation is warranted because the activity might constitute "suspicious activity", as that term is used in the Bank Secrecy Act and the suspicious activity reporting requirements thereunder, then BNYM will deliver a suspicious activity referral to the Fund in a timely manner, with "timely" for all purposes of Appendix C meaning within a commercially reasonable period following BNYM's detection of the events and circumstances reasonably suspected to be suspicious activity and BNYM's investigation of such events and circumstances, utilizing reasonably designed detection and investigative procedures which may include consultation with the Fund. "314(a) Procedures" means the procedures adopted from time to time by BNYM governing the delivery and processing of Information Requests transmitted by BNYM's clients to BNYM, including without limitation requirements governing the timeliness, content, completeness, format and mode of transmissions to BNYM.

(5)U.S. Government List Matching Services.

(A)BNYM will compare Appropriate List Matching Data (as defined in subsection

(C) below) contained in BNYM databases which are maintained for the Fund pursuant to this Agreement ("Fund List Data") to "U.S. Government Lists", which is hereby defined to mean the following:

(i)data promulgated in connection with the list of Specially Designated Nationals published by the Office of Foreign Asset Control of the U.S. Department of the Treasury ("OFAC") and any other sanctions lists or programs administered by OFAC to the extent such lists or programs remain operative and applicable to the Fund ("OFAC Lists");

(ii)data promulgated in connection with the published Financial Action Task Force lists ("FATF Lists");

(iii)data promulgated in connection with determinations by the Director (the "Director") of the Financial Crimes Enforcement Network of the U.S. Department of the Treasury that a foreign jurisdiction, institution, class of transactions, type of account or other matter is a primary money laundering concern ("PMLC Determination"); and

(iv)data promulgated in connection with any other lists, programs or determinations (A) which BNYM determines to be substantially similar in purpose to any of the foregoing lists, programs or determinations, or (B) which BNYM and the Fund agree in writing to add to the service described in this Section (5).

(B)In the event that following a comparison of Fund List Data to a U.S. Government List as described in subsection (A) BNYM determines that any Fund List Data constitutes a "match" with the U.S. Government List in accordance with the criteria applicable to the particular U.S. Government List, BNYM:

(i)will notify the Fund of such match;

(ii)will send any other notifications required by applicable law or regulation by virtue of the match;

(iii)if a match to an OFAC List, will to the extent required by applicable law or regulation assist the Fund in taking appropriate steps to block any transactions or attempted transactions to the extent such action may be required by applicable law or regulation;

(iv)if a match to the FATF Lists or a PMLC Determination, will to the extent required by applicable law or regulation conduct a suspicious activity review of accounts related to the match and if suspicious activity is detected will deliver a suspicious activity referral to the Fund;

(v)if a match to a PMLC Determination, will assist the Fund in taking the appropriate special measures imposed by the Director; and

(vi)will assist the Fund in taking any other appropriate actions required by applicable law or regulation.

(C)"Appropriate List Matching Data" means (A) account registration and alternate payee data, to the extent made appropriate by statutes, rules or regulations governing the U.S. Government Lists, (ii) data determined by BNYM in light of statutes, rules or regulations governing the U.S. Government Lists to be necessary to provide the services described in this Section (5), and (iii) data the parties agree in writing to be necessary to provide the services described in this Section (5).

(D)BNYM may fulfill its obligations under this Section (5) by utilizing commercially available lists that contain the data promulgated as the U.S. Government Lists, whether such lists consist of data exclusive to one U.S. Government List or of data representing a combination of several watch lists, including several U.S. Government Lists.

(6)Legal Process SAR Referral. Upon the conclusion of any conduct undertaken in response to Routine Information Requests, BNYM will review the Routine Information Request and other pertinent account records to determine whether such information reasonably indicates "suspicious activity" has occurred, and if it determines suspicious activity has occurred deliver a suspicious activity referral to the Fund in a timely manner.

(7)Suspicious Activity Monitoring and Services. BNYM will maintain and implement procedures reasonably designed to assist the Fund in complying with rules promulgated by FinCEN under the Bank Secrecy Act (31. C.F.R § 1024.320) with respect to the monitoring for suspicious activity that may occur in connection with the Fund and its shareholders during BNYM's performance of transaction processing and recordkeeping services hereunder and if in the course of such monitoring it determines that any of such activities could indicate the existence of suspicious activity and that an investigation of the potential suspicious activity is warranted, then BNYM will deliver a suspicious activity referral to the Fund in a timely manner, with "timely" for purposes of this Section 7 meaning within a commercially reasonable period following BNYM's detection of the events and circumstances reasonably suspected to be suspicious activity and BNYM's investigation of such events and circumstances, utilizing reasonably designed detection and investigative procedures. BNYM as agent for the Fund shall: (A) use reasonable efforts to determine in coordination with the Fund's AML Compliance Officer when a suspicious activity report ("SAR") should be filed as required by regulations applicable to the Fund, (B) prepare and file the SAR and, maintain documents supporting the SAR, (C) if appropriate under regulatory guidance and procedures, file a Joint SAR, and (D) provide the Fund with a copy of the SAR and supporting documentation within a reasonable time after filing. Although BNYM may file a joint SAR for the Fund and other financial institutions, BNYM shall do so solely as agent for the Fund and not as agent for any other financial institution. To the extent permitted by applicable law or regulation, BNYM may share information related to the services under this Section 7 with its supervising parent entities and financial institutions subject to a joint SAR filing.

(8)BNYM agrees to permit governmental authorities with jurisdiction over the Fund requesting such to conduct examinations of the operations and the records relating to the services performed by BNYM under this Appendix C upon reasonable advance request and during normal business hours and to furnish copies at the Fund's cost and expense of records relating to the services. BNYM will notify a Fund in the event BNYM receives notice from such authorities of such an examination of the Fund's records, unless such notice is prohibited by law, regulation or court or regulatory order.

(9)For purposes of clarification: All Written Procedures relating to the services performed by BNYM pursuant to this Appendix C and any information, written matters or other recorded materials relating to such services and maintained by BNYM shall constitute Confidential Information of BNYM, except to the extent, if any, such materials constitute Fund records under the federal securities laws.

(10)Notwithstanding any other term of this Appendix C, application of specific AML Services to particular applying persons, accounts and account owners shall occur in accordance with BNYM's Written Procedures. Without limiting the generality of the foregoing, BNYM will have no obligation to provide AML Services with respect to shareholder accounts opened by financial intermediaries on behalf of their customers, or with respect to the owners of such accounts, whether opened through public or private electronic communication channels with BNYM, Internet portals or applications hosted by BNYM, the NSCC or otherwise, where such accounts do not contain sufficient information to provide the AML Services, where such accounts do not contain sufficient information to provide the AML Services, unless expressly provided for in the Written Procedures.

(11)The Fund is solely and exclusively responsible for determining the applicability to the Fund of the Bank Secrecy Act, the USA PATRIOT Act, regulations of FinCEN, and all other laws and regulations of similar subject matter, as they may be constituted from time to time ("Fund AML Laws"), for complying with the Fund AML Laws, for determining the extent to which the AML Services assist the Fund in complying with the Fund AML Laws, and for furnishing any supplementation or augmentation to the AML Services it determines to be appropriate. This Appendix C shall not be construed to impose on BNYM any obligation other than to engage in the specific course of conduct specified by the provisions therein, and in particular shall not be construed to impose any other obligation on BNYM to design, develop, implement, administer, or otherwise manage compliance activities of the Fund. BNYM expressly disclaims any representation, warranty or covenant that the AML Services satisfy obligations of the Fund under the AML Laws. The services provided pursuant to this Appendix C may be changed at any time and from time to time by BNYM in its reasonable sole discretion to include commercially reasonable provisions appropriate to the relevant requirements of the Fund AML Laws and the description of services contained in Appendix C shall be deemed revised accordingly without written amendment pursuant to Section 22 of the Main Agreement. BNYM shall provide to the Fund for its review notice of the nature or content of any such changes that BNYM reasonably believes the Fund should be informed about and consult with the Fund to the extent requested by the Fund due to responsibilities of the Fund described in the first sentence of this Section (11). In the event the Fund becomes subject to new or modified AML Laws and BNYM does not revise its AML Services in a manner that the Fund determines is sufficient for the Fund to comply with the new or modified AML Law and as a consequence the Fund requests that BNYM implement and develop a new or modified AML Service, BNYM agrees to consult with the Fund in good faith to determine whether BNYM will develop and implement a new or modified AML Service, and if so, the time frame and scope of such new or modified AML Service.

Dated: November 21, 2022

APPENDIX D

BANK DDA LIEN LETTER

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Re: Letter Agreement Relating to the Demand Deposit Accounts Established by BNY Mellon Investment Servicing (US) Inc. at The Bank of New York Mellon for the Benefit of the Fund

Dear Sirs:

This Appendix D constitutes Appendix D to the "TA Agreement", which is hereby defined to mean the Transfer Agency And Shareholder Services Agreement, dated as of February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. ("BNYM") and each investment company listed on the signature page to such agreement (each, an "Investment Company"), on its own behalf and, to the extent an investment company has one or more Portfolios, on behalf of each such Portfolio, whether such Portfolio is listed there as of the Effective Date or is added by virtue of Section 22 of such agreement, and by and between BNYM and Corporate Leaders Trust, a unit investment trust ("CLT"). Capitalized terms not defined in this Appendix D shall have the meaning ascribed to them in the TA Agreement.

The Investment Companies and/or the Funds are each party to a Global Custody Agreement with The Bank of New York Mellon (the "Bank") dated as of January 6, 2003. Each respective Global Custody Agreement, and each Separate Custody Agreement (as defined below), as it may have been amended to date and may be amended in the future, is referred to herein with respect to each Investment Company, and each Fund, as a "Custody Agreement".

The TA Agreement provides, among other things, for BNYM to provide cash administration services to the Fund, utilizing one or more demand deposit accounts or other accounts established at the Bank in the name of BNYM for the benefit of the Fund (the "DDA"). In particular, BNYM will utilize the DDAs (i) to accept payments for the purchase of Fund shares and forward such payments once funds have been collected to the Bank for deposit into the custody account of the Fund established with the Bank pursuant to the Custody Agreement ("Custody Account"); and (ii) in connection with redemptions of Fund shares by Fund shareholders and with cash distributions effected by the Fund, such as dividend payments and capital gains distributions, to accept monies from the Bank drawn from the Custody Account and to remit such amounts to appropriate parties.

In connection with BNYM's performance of transfer agency services and in particular the cash administration services described above, BNYM may be notified of a Fund payment obligation that BNYM as transfer agent is expected to satisfy, such as a same-day settlement obligation with the NSCC, by forwarding payment to the NSCC or other obligee but the amount required to satisfy the particular payment obligation of the Fund may exceed the amount of funds then available for transfer in the relevant DDAs (such excess amount if transferred by BNYM being hereinafter referred to as an "Overdraft Amount").

The need to transfer an Overdraft Amount may occur due to any one or more of the transfer needs of the Fund that arise in the ordinary course of the Fund's business, such as, by way of illustration, and not limitation: transfers needed in order to satisfy the Fund's same day settlement obligations with the NSCC; and purchase payments being forwarded to the Custody Account one day after receipt while the check representing the payment takes more than one day to clear.

Each Fund, on its own behalf, and not on behalf of any other Fund, acknowledges, consents and agrees with the statements made above and as follows:

Overdraft Amounts shall constitute overdrafts, outstanding indebtedness and an outstanding obligation of the Fund under the Custody Agreement and shall be deemed to be a loan made by the Bank to the Fund.

The Fund agrees that the Bank shall at no time be under any obligation whatsoever to extend credit in connection with the transfer agency activities conducted by BNYM on behalf of the Fund and in particular the cash administration activities described herein, including without limitation an extension of credit constituting an Overdraft Amount, even if it has done so as part of a regular pattern of conduct, and that the Bank may at any time in its sole discretion and without notice decline to continue or re- extend any such credit.

Notwithstanding the absence of an obligation to do so, the Bank may in its sole discretion elect to transfer on behalf of the Fund an amount of funds that constitutes an Overdraft Amount and that by electing to transfer funds constituting an Overdraft Amount the Bank does not, even if it has transferred funds constituting Overdraft Amounts as part of a regular pattern of conduct in the past waive any rights under this letter agreement or assume the obligation it has expressly disclaimed in the immediately preceding paragraph and the Bank may at any time in its sole discretion and without notice decline to continue to make such transfers.

The Fund is at all times obligated to pay to the Bank an amount of money equal to the Overdraft Amounts and such amounts are payable, and shall be paid, together with such accrued interest as may be charged by the Bank in accordance with the Custody Agreement, by the Fund immediately upon demand by the Bank, except that to the extent the Fund repays outstanding Overdraft Amounts and any accrued interest to BNYM pursuant to Section 8(b) of the TA Agreement, the Fund's obligation to repay that amount to the Bank pursuant to this letter agreement shall be deemed satisfied

In order to secure repayment of Overdraft Amounts, the Fund agrees that the Bank shall to the maximum extent permitted by law have a continuing lien, security interest, security entitlement and right of setoff in and to any property, including without limitation, any investment property or any financial asset, of the Fund at any time held by the Bank for the benefit of the Fund or in which the Fund may have an interest which is then in the Bank's possession or control or in possession or control of any third party acting on the Bank's behalf. In addition, at any time when the Fund shall not have honored any of its obligations, the Bank shall have the right without notice to the Fund to retain or set-off, against such obligations, any cash the Bank may directly or indirectly hold for the account of the Fund, and any obligations (whether matured or unmatured) that the Bank may have to the Fund.

This Agreement has been duly authorized, executed and delivered by the Fund, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits its execution or performance of this agreement.

This agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The parties consent to the exclusive jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The parties hereby waive any right to trial by jury they may have in any action or proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this agreement.

A Custodied Portfolio (as defined below) that is added to Exhibit A of the TA Agreement after the Effective Date by virtue of Section 22 of the TA Agreement and thereby becomes a party to the TA Agreement shall automatically and without further action by any party become a party to this Appendix D. "Custodied Portfolio" means an Investment Company Portfolio which is party to a Custody Agreement or which is a party to a "Separate Custody Agreement", which is hereby defined to mean a custody agreement with the Bank, other than a Custody Agreement, executed in its individual capacity or by an Investment Company on its behalf, pursuant to which assets of the Portfolio are held in custody by the Bank.

This Letter Agreement may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Letter Agreement physically delivered, on a copy of the Letter Agreement transmitted by facsimile transmission or on a copy of the Letter Agreement transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Letter Agreement by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Letter Agreement or of executed signature pages to counterparts of this Letter Agreement, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Letter Agreement and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Letter Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Letter Agreement to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Letter Agreement by Electronic Signature, affirms authorization to execute this Letter Agreement by Electronic Signature and that the Electronic Signature represents an intent to enter into this Letter Agreement and an agreement with its terms.

Sincerely,

Each Investment Company listed on Exhibit A		Corporate Leaders Trust
to the Unified Agreement, on its own behalf and,
to the extent applicable, on behalf of each of its
Portfolios listed on Exhibit A to the Unified
Agreement, each in its individual and separate
capacity
By:	/s/ Andrew K. Schlueter	By:	/s/ Andrew K. Schlueter
Name: Andrew K. Schlueter		Name: Andrew K. Schlueter
Title:	Senior Vice President	Title:	Senior Vice President

Each Investment Company listed on Exhibit A to the Aetna Agreement, on its own behalf and, to the extent applicable, on behalf of each of its Portfolios listed on Exhibit A to the Aetna Agreement, each in its individual and separate capacity

By:	/s/ Andrew K. Schlueter	ACKNOWLEDGED AND AGREED:
The Bank of New York Mellon
Name: Andrew K. Schlueter
Sean Brumble
Title:	Senior Vice President	Managing Director
By: /s/ Sean Brumble
Authorized Signer

APPENDIX E

AUTHORIZED PERSONS

Each of the following individuals is an "Authorized Person" of the "Fund", as those terms are defined and used in the Transfer Agency Services Agreement, dated as of February 25, 2009, by and among BNY Mellon Investment Servicing (US) Inc. and each of the Funds listed on Exhibit A to such agreement.

Name: Dina Santoro until January 1, 2023; effective January 1, 2023: Andy Simonoff

Name: James M. Fink

Name: Todd Modic

Name: Andrew K. Schlueter

Name: Robert Terris

Name: Fred Bedoya

Name: Sarah Brewer

Name: Robyn L. Ichilov

Name: Jason Kadavy

Name: Dorothy Roman

Name: Craig Wheeler

Name: Keri Bedoya

Name: Michelle R. Khoury

Name: Joelle McEnaney

Name: Brian Weaver

Name: Rachel Gonyea

Name: Mark Schofield

Terms not specifically defined in this Appendix E shall have the meaning ascribed elsewhere in the Agreement.

BNYM may at all times rely on the most recently dated Appendix E. For clarification: this means that BNYM will at all times and under all circumstances rely on and use a properly completed Appendix E until it is replaced by a properly completed Appendix E bearing a later date. An Appendix E will take effect on the date signed by BNYM.

For clarification: BNYM is not obligated to verify signatures nor issue nor require any security IDs, passwords or other security codes in connection with its interaction with Authorized Persons in such capacity.

On behalf of each Fund listed on Exhibit A to the		BNY Mellon Investment Servicing (US) Inc.
Agreement, each in its individual and separate
capacity:
By:	/s/ Andrew K. Schlueter____________	By:	/s/ Sean Brumble__________________
Name: Andrew K. Schlueter______________		Name: Sean Brumble_____________________
Title:	Senior Vice President______________	Title:	Managing Director_________________
Date:	November 21, 2022________________	Date:	December 22, 2022_________________